Exhibit 99.1

Consolidated Financial Statements

Statement of Responsibility

for the Consolidated Financial Statements

of the Province of Nova Scotia

Responsibility for the integrity, objectivity, and fair presentation of the consolidated financial statements of the Province of Nova Scotia rests with the government. These financial statements are prepared on behalf of the Minister and Deputy Minister of Finance and Treasury Board by the Controller in accordance with Canadian public sector accounting standards.

The consolidated financial statements include a Consolidated Statement of Financial Position, Consolidated Statement of Operations and Accumulated Deficits, Consolidated Statement of Changes in Net Debt, Consolidated Statement of Cash Flow, and notes to the consolidated financial statements. They present fairly, in all material respects, the financial position and the results of operations for the year ended March 31, 2020. The government is responsible for maintaining a system of internal accounting and administrative controls in order to provide reasonable assurance that transactions are appropriately authorized, assets are safeguarded, and financial records are properly maintained.

Under the mandate in Section 19 of the Auditor General Act, the Auditor General of Nova Scotia provides an independent opinion on the consolidated financial statements prepared by the government.

Geoffrey Gatien, CPA, CA

Associate Deputy Minister and Controller

5161 George Street Royal Centre, Suite 400 Halifax, Nova Scotia B3J 1M7	Auditor General of Nova Scotia

INDEPENDENT AUDITOR’S REPORT

To the Members of the Legislative Assembly of Nova Scotia:

Report on the Audit of the Consolidated Financial Statements

Opinion

I have audited the consolidated financial statements of the Province of Nova Scotia, which comprise the consolidated statement of financial position as at March 31, 2020, and the consolidated statement of operations and accumulated deficits, consolidated statement of changes in net debt, and consolidated statement of cash flow for the year then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies.

In my opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Province of Nova Scotia as at March 31, 2020, and its consolidated results of operations, consolidated changes in its net debt, and its consolidated cash flows for the year then ended in accordance with Canadian public sector accounting standards.

Basis for Opinion

I conducted my audit in accordance with Canadian generally accepted auditing standards. My responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of my report. I am independent of the Province of Nova Scotia in accordance with the ethical requirements that are relevant to my audit of the consolidated financial statements in Canada, and I have fulfilled my other ethical responsibilities in accordance with these requirements. I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my opinion.

Key Audit Matters

Key audit matters are those matters that, in my professional judgement, were of most significance in my audit of the consolidated financial statements of the Province of Nova Scotia for the current year. In applying my professional judgement to determine key audit matters, I considered those matters that are complex, have a high degree of uncertainty, or are important to the public because of their significance.

The key audit matters were addressed in the context of my audit of the consolidated financial statements of the Province of Nova Scotia as a whole, and in forming my opinion thereon. I do not provide a separate opinion on these matters. Key audit matters are as follows:

902 424 4046 tel 902 424 4350 fax www.oag-ns.ca

Key audit matter	How we addressed this matter

Major tax revenues (PIT, CIT, HST)

Major tax revenues include personal income taxes (PIT), corporate income taxes (CIT), and harmonized sales tax (HST) and were determined to be a key audit matter because:

• Major tax revenues are material and are based on management’s best estimates using statistical models and assumptions; and

• Significant uncertainty is present in these estimates, as they involve forecasting the future and this uncertainty has increased due to the unprecedented impact of COVID-19 on the Province.

Major tax revenues are disclosed in:

• Schedule 1, Revenue; and

• Note 1, Financial Reporting and Accounting Policies.

We concluded that major tax revenues are fairly stated, in all material respects, and are disclosed appropriately in accordance with Canadian public sector accounting standards.

The matter was addressed by:

• Obtaining an understanding of the systems, processes, and controls over major tax revenues.

• Testing the underlying data used in the various tax revenue estimation models and reviewing evidence to support the key assumptions.

Key audit matter	How we addressed this matter

Pension, retirement and other obligations

Pension, retirement, and other obligations are a key audit matter because:

• The valuation of the Province’s liability is material and requires the use of an expert; and

• To determine the liability, the Province uses detailed actuarial assumptions that are subject to change in the future.

Pension, retirement, and other obligations are disclosed in:

• Note 1, Financial Reporting and Accounting Policies; and

• Note 5, Pension, Retirement and Other Obligations.

We concluded that pension, retirement, and other obligations are fairly stated, in all material respects, and are disclosed appropriately in accordance with Canadian public sector accounting standards.

The matter was addressed by:

• Obtaining an understanding of the systems, processes, and controls used to value the liability.

• Relying on the work of the Province’s consulting actuary and engaging the services of our own independent actuary.

• Testing the underlying data used in the valuation of the Province’s liability and reviewing evidence to support the key assumptions.

Liabilities for contaminated sites

Liabilities for contaminated sites are a key audit matter because:

• The liabilities are material and are estimates of the future costs required to complete the necessary clean-up of the Province’s contaminated sites.

• As additional environmental investigations are completed, it may be possible the Province will need to revalue the liabilities in the future.

Liabilities for contaminated sites are disclosed in:

• Note 1, Financial Reporting and Accounting Policies; and

• Note 10, Contaminated Sites.

We concluded that liabilities for contaminated sites are fairly stated, in all material respects, and are disclosed appropriately in accordance with Canadian public sector accounting standards.

This matter was addressed by:

• Obtaining an understanding of the systems, processes, and controls relating to identifying and evaluating contaminated sites.

• Testing the reasonability of clean-up costs for a sample of contaminated sites.

• Engaging the services of an independent engineering firm to review the Province’s estimated costs to clean up Boat Harbour.

Other Information

The Government of Nova Scotia is responsible for the other information. The other information comprises the information in Volume 1 of the Public Accounts of Nova Scotia, but does not include the consolidated financial statements and my auditor’s report thereon, which I obtained prior to the date of this auditor’s report, and the Form 18-K Securities and Exchange Commission filing, which is expected to be made available to us after that date.

My opinion on the consolidated financial statements does not cover the other information and I do not and will not express any form of assurance conclusion thereon.

In connection with my audit of the consolidated financial statements, my responsibility is to read the other information identified above and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or my knowledge obtained in the audit, or otherwise appears to be materially misstated.

If, based on the work I have performed on the other information that I obtained prior to the date of this auditor’s report, I conclude that there is a material misstatement of this other information, I am required to report that fact. I have nothing to report in this regard.

When I read the Form 18-K Securities and Exchange Commission filing, if I conclude that there is a material misstatement therein, I am required to communicate the matter to those charged with governance.

Responsibilities of Management and Those Charged with Governance for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with Canadian public sector accounting standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Province of Nova Scotia’s ability to continue as a going concern, disclosing, as applicable, matters related to the going concern assumption. The going concern basis of accounting has been used in the preparation of the consolidated financial statements, as the Province of Nova Scotia continues to operate as a going concern.

Those charged with governance are responsible for overseeing the Province of Nova Scotia’s financial reporting process.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

My objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes my opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, I exercise professional judgment and maintain professional skepticism throughout the audit. I also:

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for my opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Province of Nova Scotia’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•

Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Province’s ability to continue as a going concern. If I conclude that a material uncertainty exists, I am required to draw attention in my auditor’s report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify my opinion. My conclusions are based on the audit evidence obtained up to the date of my auditor’s report. However, future events or conditions may cause the Province of Nova Scotia to cease to continue as a going concern.

•

Evaluate the overall presentation, structure, and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

•

Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Province of Nova Scotia to express an opinion on the consolidated financial statements. I am responsible for the direction, supervision, and performance of the group audit. I remain solely responsible for my audit opinion.

I communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that I identify during my audit.

I also provide those charged with governance with a statement that I have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on my independence, and where applicable, related safeguards.

Terry M. Spicer, CPA, CMA
Acting Auditor General of Nova Scotia

Halifax, Nova Scotia
August 13, 2020

Consolidated Financial Statements

Statement 1

Province of Nova Scotia

Consolidated Statement of Financial Position

As at March 31, 2020

($ thousands)

	2020	2019

		(as restated)
Financial Assets
Cash and Short-Term Investments	1,219,037	1,313,486
Accounts Receivable	1,067,581	929,085
Inventories for Resale	2,862	2,503
Loans Receivable (Schedule 3)	2,247,429	2,258,308
Investments (Schedule 3)	166,187	134,561
Investment in Government Business Enterprises (Schedule 6)	329,465	266,813
	5,032,561	4,904,756

Liabilities
Bank Advances and Short-Term Borrowings	1,275,824	1,078,239
Accounts Payable and Accrued Liabilities	1,653,378	1,831,391
Deferred Revenue (Note 4)	247,998	220,897
Accrued Interest	191,814	219,799
Pension, Retirement and Other Obligations (Note 5)	2,694,329	2,617,582
Liabilities for Contaminated Sites (Note 10)	398,909	372,115
Unmatured Debt (Schedules 4 and 5)	13,683,163	13,520,878
Unamortized Foreign Exchange Translation Gains and Losses, Premiums and Discounts	129,543	36,824
	20,274,958	19,897,725

Net Debt	(15,242,397)	(14,992,969)

Non-Financial Assets
Tangible Capital Assets (Schedule 7)	6,365,379	6,142,658
Inventories of Supplies	87,489	77,994
Prepaid Expenses	40,317	20,818
	6,493,185	6,241,470

Accumulated Deficits	(8,749,212)	(8,751,499)

Accounting Changes (Note 2)

Restricted Assets (Note 3)

Contingencies and Contractual Obligations/Rights (Note 11)

Trust Funds Under Administration (Note 13)

Impact of COVID-19 Pandemic (Note 15)

The accompanying notes and schedules are an integral part of these Consolidated Financial Statements

Public Accounts Volume 1 — Consolidated Financial Statements

Statement 2

Province of Nova Scotia

Consolidated Statement of Operations and Accumulated Deficits

For the fiscal year ended March 31, 2020

($ thousands)

	Adjusted
	Estimate 2020	Actual 2020	Actual 2019
			(as restated)
Revenue (Schedule 1)
Provincial Sources
Tax Revenue	5,971,808	6,163,195	5,750,606
Other Provincial Revenue	1,458,896	1,612,407	1,734,351
Net Income from Government Business Enterprises (Schedule 6)	389,224	388,621	389,222
Investment Income	205,752	208,482	223,650

	8,025,680	8,372,705	8,097,829
Federal Sources	3,864,323	3,971,431	3,776,917
Total Revenue	11,890,003	12,344,136	11,874,746

Expenses (Schedule 2)
Agriculture	50,411	58,042	63,342
Business	158,301	211,390	150,252
Communities, Culture and Heritage	96,842	105,578	93,725
Community Services	947,904	994,833	936,203
Education and Early Childhood Development	1,782,279	1,810,882	1,758,918
Energy and Mines	48,660	34,242	46,525
Environment	95,974	99,032	95,238
Finance and Treasury Board	23,683	122,093	20,921
Fisheries and Aquaculture	21,821	21,797	16,248
Health and Wellness	4,726,314	4,931,141	4,694,706
Justice	362,047	365,870	353,292
Labour and Advanced Education	453,236	468,989	427,950
Assistance to Universities	427,782	447,789	430,176
Lands and Forestry	80,523	83,473	129,594
Municipal Affairs and Housing	404,536	446,519	400,226
Public Service	134,391	138,130	132,811
Seniors	2,721	2,716	2,591
Service Nova Scotia and Internal Services	283,301	295,110	281,615
Transportation and Infrastructure Renewal	504,264	591,408	551,051
Restructuring Costs	201,463	170,662	122,531
Pension Valuation Adjustment (Note 5)	51,837	50,439	54,143
Refundable Tax Credits	134,324	64,391	124,529
Debt Servicing Costs (Note 7)	863,766	827,323	865,284
Total Expenses (Note 8)	11,856,380	12,341,849	11,751,871

Provincial Surplus	33,623	2,287	122,875

Accumulated Deficits, Beginning of Year
As Previously Reported		(8,769,746)	(8,889,699)
Accounting Changes (Note 2)		18,247	15,325
As Restated		(8,751,499)	(8,874,374)
Accumulated Deficits, End of Year		(8,749,212)	(8,751,499)

The accompanying notes and schedules are an integral part of these Consolidated Financial Statements

Consolidated Financial Statements

Statement 3

Province of Nova Scotia

Consolidated Statement of Changes in Net Debt

For the fiscal year ended March 31, 2020

($ thousands)

	Adjusted
	Estimate 2020	Actual 2020	Actual 2019
			(as restated)
Net Debt, Beginning of Year
As Previously Reported	(15,011,216)	(15,011,216)	(14,981,415)
Accounting Changes (Note 2)	—	18,247	15,325
As Restated	(15,011,216)	(14,992,969)	(14,966,090)

Changes in the Year
Provincial Surplus	33,623	2,287	122,875
Acquisitions and Transfers of Tangible Capital Assets	(691,300)	(665,241)	(587,860)
Amortization of Tangible Capital Assets	451,137	440,228	442,219
Disposals of Tangible Capital Assets	—	2,292	1,756
Acquisitions of Inventories of Supplies	—	(9,495)	(3,023)
Acquisitions of Prepaid Expenses	—	(19,499)	(2,846)
Total Changes in the Year	(206,540)	(249,428)	(26,879)

Net Debt, End of Year	(15,217,756)	(15,242,397)	(14,992,969)

The accompanying notes and schedules are an integral part of these Consolidated Financial Statements

Public Accounts Volume 1 — Consolidated Financial Statements

Statement 4

Province of Nova Scotia

Consolidated Statement of Cash Flow

For the fiscal year ended March 31, 2020

($ thousands)

	2020	2019
		(as restated)
Operating Transactions
Provincial Surplus	2,287	122,875
Sinking Fund and Public Debt Management Fund Earnings	(93,670)	(106,519)
Amortization of Premiums and Discounts on Unmatured Debt	(1,156)	826
Net Income from Government Business Enterprises (Schedule 6)	(388,621)	(389,222)
Profit Distributions from Government Business Enterprises	325,969	356,580
Amortization of Tangible Capital Assets (Schedule 7)	440,228	442,219
Loss (Gain) on Disposal of Tangible Capital Assets	(454)	870
Net Change in Other Items (Note 9)	(45,620)	42,088
	238,963	469,717
Investing Transactions
Repayment of Loans Receivable	284,589	308,902
Advances and Investments	(416,228)	(420,301)
Write-offs	110,892	75,186
	(20,747)	(36,213)
Capital Transactions
Acquisition of Tangible Capital Assets	(665,241)	(587,860)
Proceeds from Disposal of Tangible Capital Assets	2,746	886
	(662,495)	(586,974)
Financing Transactions
Debentures Issued	1,654,167	1,305,413
Amortization of Foreign Exchange Gains and Other Items	(16,547)	(11,933)
Net Sinking Fund Withdrawals	837,519	173,952
Repayment of Debentures and Other Long-Term Obligations	(2,125,309)	(1,280,033)
	349,830	187,399

Cash Inflows (Outflows)	(94,449)	33,929
Cash Position, Beginning of Year	1,313,486	1,279,557
Cash Position, End of Year	1,219,037	1,313,486

Cash Position Represented by:
Cash and Short-Term Investments	1,219,037	1,313,486

The accompanying notes and schedules are an integral part of these Consolidated Financial Statements

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2020

1. Financial Reporting and Accounting Policies

The Province’s consolidated financial statements are prepared in accordance with Canadian public sector accounting standards using the following significant accounting policies:

(a)	Government Reporting Entity

The government reporting entity (GRE) is comprised of government components within the General Revenue Fund, other governmental units (GUs), government business enterprises (GBEs), and the Province’s share of government partnership arrangements (GPAs). GUs and GBEs represent the entities that are controlled by the government. Control is defined as the power to govern the financial and operating policies of another organization with expected benefits or the risk of loss to the government from the other organization’s activities. Control exists regardless of whether the government chooses not to exercise its power to govern so long as it has the ability to govern. Control must exist at the financial statement date, without the need to amend legislation or agreements. GPAs represent entities for which decision making and significant risks and benefits are shared with other parties outside of the GRE.

Trust funds that are administered by the Province but not controlled are excluded from the GRE and disclosed in Note 13.

(b)	Principles of Consolidation

A GBE is a self-sustaining organization that has the financial and operating authority to sell goods and services to individuals and non-government organizations as its principal activity and source of revenue. GBEs are accounted for on the modified equity basis. Their accounting principles are not adjusted to conform with those of the Province. The total net assets of all GBEs are reported as Investment in Government Business Enterprises on the Consolidated Statement of Financial Position. The total net income from all GBEs is reported as a separate item on the Consolidated Statement of Operations and Accumulated Deficits.

A GPA is a contractual arrangement between the government and a party or parties outside the GRE. The partners have significant clearly defined common goals, make a financial investment in the partnership, share control of decision making, and share, on an equitable basis, the significant risks and benefits associated with the operations of the government partnership. The Province’s interest in partnerships is accounted for using the modified equity method, as GPAs do not meet the threshold of materiality and cost-benefit to use the proportionate consolidation method.

A government component is not a separate entity but is an integral part of government, such as a department, agency, or public service unit within the General Revenue Fund, or a special purpose fund. A GU is a government organization that is not a GBE, GPA, or government component. GUs include certain boards, commissions, service organizations, and government not-for-profit entities. The accounts of government components and GUs are consolidated on a line-by-line basis after adjusting the accounting policies to be consistent with those described in Note 1(d). Significant inter-organization balances and transactions are eliminated.

A complete listing of the organizations within the Province’s GRE is provided in Schedule 10.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2020

1.   Financial Reporting and Accounting Policies (continued)

(c)	Presentation of Estimates

Each year, the Province prepares an annual budget, referred to as the Estimates, which represents the financial plan of the Province presented by the government to the House of Assembly for the fiscal year commencing April 1. The Estimates, forming the basis of the Appropriations Act, are prepared primarily for the management and oversight of the General Revenue Fund based upon the government’s policies, programs, and priorities. Impacts of consolidation are summarized in the Estimates and included on a net basis as Consolidation and Accounting Adjustments.

For consolidation purposes, the Estimates were adjusted on a line-by-line basis to gross up the associated revenues and expenses of the Province’s governmental units in order to be comparative with these consolidated financial statements.

(d)	Significant Accounting Policies

Revenues

Revenues are recorded on the accrual basis in the fiscal year that the events giving rise to the revenues occurred. Revenues from personal and corporate income taxes and harmonized sales taxes are recorded in the year in which the taxable event occurs based upon estimates using statistical models after considering certain non-refundable tax credits and other adjustments from the federal government. As actual or more current economic data and information from the federal government becomes available for prior years, adjustments to tax revenues are recorded in the current year. Non-refundable personal and corporate income tax credits are tax concessions (relief of taxes owing), which are recorded as reductions to the corresponding tax revenues. Refundable personal and corporate income tax credits are transfers made through the tax system (financial benefits other than relief of taxes owing), which are recorded as expenses, not as reductions to tax revenues. Petroleum royalties are recorded based upon estimates using economic models and may be adjusted in the current year based on updated forecasts, as well as estimated abandonment costs for the future decommissioning or restoration of offshore field assets.

Government transfers received for operating purposes are recognized as revenue in the period during which the transfer is authorized and all eligibility criteria (if any) are met, except when and to the extent that the transfer stipulations give rise to an obligation that meets the definition of a liability. Transfers meeting the definition of a liability are recorded as deferred revenue and are recognized as revenue as the stipulations are satisfied.

Government transfers received for capital purposes and contributed assets are recognized as revenue in the period that the tangible capital asset is acquired. Capital transfers that have been received in advance of project completion are recorded as deferred revenue and are recognized as revenue as the related eligible expenditures are incurred.

Expenses

Expenses are recorded on the accrual basis in the fiscal year that the events giving rise to the expenses occurred and are reported in more detail in Note 8, Expenses by Object. Grants and other government transfers are recognized as expenses in the period at the earlier of: 1) the transfer being authorized and all eligibility criteria are met by the recipients, and 2) time of the payment.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2020

1. Financial Reporting and Accounting Policies (continued)

Provisions are made for probable losses on certain loans, investments, loan guarantees, accounts receivable, advances, forgivable loans, and for contingent liabilities when it is likely that a liability exists and the amount can be reasonably determined. These provisions are updated as estimates are revised, at least annually.

Financial Assets

Cash and Short-Term Investments are recorded at cost, which approximate market value, and include R-1 (low, middle, high) rated federal and provincial government bills or promissory notes, bankers’ acceptances, term deposits, and commercial paper. Terms of investments are generally 1 to 90 days. The weighted average interest rate of short-term investments was 1.16 per cent at year-end.

Accounts Receivable are recorded at the principal amount less valuation allowances.

Inventories for Resale are held for sale in the ordinary course of operations and are recorded at the lower of cost and net realizable value.

Loans Receivable and Investments are recorded at cost less adjustments for concessionary assistance and any prolonged impairment in value. Concessionary assistance consists of subsidies provided by the Province and is recognized as an expense at the date of issuance of the loan or date of the investment. Loans usually bear interest at approximate market rates and normally have fixed repayment schedules. Any write-down of a loan or investment to reflect a loss in value is not reversed if there is a subsequent increase in value. Any write-offs must be approved by the Governor in Council.

Liabilities

Bank Advances and Short-Term Borrowings have initial maturities of one year or less and are recorded at cost, which approximates market value. At year-end, short-term Canadian dollar borrowings had a weighted average interest rate of 1.25 per cent.

Liabilities for Contaminated Sites are recognized when an existing environmental standard is exceeded, the Province is directly responsible or accepts responsibility, the Province expects to remediate and give up future economic benefits, and a reasonable estimate of the amounts can be made. Contaminated sites are a result of any chemical, organic, radioactive material, or live organism being introduced directly or via the air into soil, water, or sediment that exceeds an environmental standard. These liabilities include the costs directly attributable to remediation activities, including costs related to post-remediation operation, maintenance, and monitoring, that are an integral part of the remediation strategy. They are measured based on the best estimate of the expenditures required to complete the remediation, net of any expected recoveries. The carrying amounts of liabilities for contaminated sites are reviewed at each financial reporting date and updated as additional information is available. Any revisions to the amounts previously recognized is accounted for in the period in which the revisions are made.

Deferred Revenue is recorded when funds received are restricted by external parties for a stated purpose, such as a specific program or the purchase of tangible capital assets. Deferred revenue is recognized as revenue as the stipulations are met, funds are used for their intended purpose, or related eligible capital expenditures are incurred.

Unmatured Debt is comprised of debentures and various loans in Canadian and foreign currencies, as well as capital leases. Debt is recorded at par, net of sinking funds, which include the Public Debt Management Funds.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2020

1. Financial Reporting and Accounting Policies (continued)

Hedge accounting is used when financial instruments form a hedging relationship, which is highly effective, and is considered to be consistent with the Province’s financial risk management goals. To have reasonable assurance of the effectiveness of a hedging relationship, the Province must expect the relationship to be effective in achieving offsetting changes in the fair value or cash flows of the hedged item and the hedging item.

Hedge effectiveness requires a high correlation of changes in fair values or cash flows. To ensure effectiveness, the Province employs non-speculative derivatives that match the critical terms of the underlying hedged item. Hedging relationships include synthetic instruments, which involve relationships between two or more assets or liabilities with matching terms for the purpose of emulating the net cash flows or other characteristics of a single asset or liability. Synthetic instrument accounting is used to account for the assets and liabilities in a synthetic instrument relationship as though they were the item being emulated.

Sinking Fund and Public Debt Management Fund investments are recorded at cost, netted against unmatured debt, and consist primarily of debentures of the Province of Nova Scotia, other provincial governments, and the Government of Canada. Premiums and discounts on sinking funds are deferred and amortized over the life of the investment. Amortization and realized gains and losses for premiums and discounts relating to sinking fund balances and installments are recorded as part of sinking fund earnings.

Unamortized Foreign Exchange Translation Gains and Losses result when debentures payable in foreign currencies and sinking funds invested in foreign currencies are translated into Canadian dollars at the rate of exchange in effect at March 31 and upon entering into derivative contracts. Unrealized foreign exchange gains and losses on the translation of foreign currency are deferred and amortized on a straight-line basis over the remaining term of the related monetary item.

Premiums and Discounts, as well as underwriting commissions relating to the issuance of debentures, are deferred and amortized over the term of the related debt. Amortization and realized foreign exchange gains and losses, premiums and discounts relating to debt balances, serial retirements, sinking fund balances, and installments are charged to debt servicing costs except as noted above.

Pension, Retirement and Other Obligations include various employee future benefit plans, including accumulated sick leave benefits, where responsibility for the provision of benefits rests with the Province. Liabilities for these plans are calculated using the projected benefit actuarial method using accounting assumptions that reflect the Province’s best estimates of performance over the long term. The projected benefit actuarial method attributes the estimated cost of benefits to the periods of employee service. The net liability represents accrued employee benefits less the market related value of plan assets (if applicable) and the balance of unamortized experience gains and losses. The market related values are determined in a rational and systematic manner so as to recognize asset market value gains and losses over a five-year period.

Contingent Liabilities, including provisions for losses on loan guarantees, are potential obligations that may become actual liabilities when one or more future events occur or fail to occur. If the future event is likely, and a reasonable estimate of the loss can be made, an estimated liability is accrued and an expense recorded. If the likelihood is not determinable or an amount cannot be reasonably estimated, the contingency is disclosed in the notes to the

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2020

1. Financial Reporting and Accounting Policies (continued)

consolidated financial statements. In cases where an accrual is made, but exposure exists beyond the amount accrued, this excess exposure would also be disclosed, unless the impact is immaterial or the disclosure would have an adverse effect on the outcome of the contingency.

Net Debt

Net Debt is measured as the difference between the Province’s liabilities and financial assets, which represents the accumulation of all past annual surpluses/deficits and cumulative net acquisitions of non-financial assets.

Non-Financial Assets

Tangible Capital Assets have useful lives extending beyond the accounting period, are held for use in the production and supply of goods and services, and are not intended for sale in the ordinary course of operations. They are recorded at gross historical cost (or estimated cost when the actual cost is unknown) and include all costs directly attributable to the acquisition, construction, development, installation, and betterment of the tangible capital asset, except interest. Tangible capital assets include land, buildings, major equipment and software, vehicles, ferries, roads, highways, and bridges.

Tangible capital assets are written down when conditions indicate that they no longer contribute to the Province’s ability to provide services, or when the value of future economic benefits associated with the tangible capital assets are less than their net book value. The net write-downs are accounted for as amortization expense.

Contributed tangible capital assets received are recorded at their fair market value on the date of contribution, except in circumstances where the value cannot be reasonably determined, in which case they are recognized at nominal value. Tangible capital assets do not include intangibles or assets acquired by right, such as forests, water, and mineral resources, or works of art and historical treasures. Tangible capital assets are amortized to expense over the useful lives of the assets. The amortization methods and rates applied by the other governmental units are not adjusted to the methods and rates used by the General Revenue Fund.

Inventories of Supplies are held for consumption or use by the Province in the course of its operations and are recorded at the lower of cost and current replacement cost.

Prepaid Expenses are cash disbursements for goods or services, other than tangible capital assets and inventories of supplies, that will provide economic benefits in one or more future periods. The prepaid amount is recognized as an expense in the year the good or service is used or consumed.

Accumulated Deficits

Accumulated Deficits are measured as the difference between the Province’s Net Debt and non-financial assets. This represents the cumulative balance of net surpluses and deficits arising from the operations of the Province.

(e)	Measurement Uncertainty

Measurement uncertainty exists in determining certain amounts at which items are recorded or disclosed in these consolidated financial statements. Many items are measured using management’s best estimates based on assumptions that reflect the most probable set of economic conditions and planned courses of action. Uncertainty exists whenever estimates are used because actual results may differ materially from the Province’s estimates.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2020

1.   Financial Reporting and Accounting Policies (continued)

Measurement uncertainty that is material exists in the estimation of tax revenues, pension, retirement and other obligations, liabilities for contaminated sites, and the value of tangible capital assets.

Personal Income Tax (PIT) revenue of $3.0 billion (2019 – $2.5 billion), Corporate Income Tax (CIT) revenue of $475.6 million (2019 – $699.9 million), and Harmonized Sales Tax (HST) revenue of $2.0 billion (2019 – $1.8 billion), see Schedule 1, may be subject to subsequent revisions based on changes to key tax revenue inputs. Changes to tax revenue inputs can be based on new or revised information available in the future, possible differences between the estimated and actual economic growth, and other assumptions used in statistical modelling to accrue these revenues. When these changes are to revenue estimates of prior years, they are classified as prior years’ adjustments (PYAs), see Note 6. Revisions to tax revenue inputs can result in significant estimate changes and variance in actual experience. Some of the key variable inputs related to tax revenues include, but are not limited to, the following:

Personal Income Tax	Corporate Income Tax	Harmonized Sales Tax
• Personal taxable income levels	• National corporate taxable income levels as	• Personal consumer expenditure levels
• Provincial taxable	provided by Finance	• Provincial GDP
income yield • Tax credits uptake	Canada • Nova Scotia’s share of national taxable income	• Spending by exempt industries • Rebate levels
	• Tax credits uptake	• Residential housing investment

The liabilities for pension, retirement and other obligations of $2.7 billion (2019 – $2.6 billion), see Note 5, are subject to uncertainty because actual results may differ significantly from the Province’s various long-term assumptions about plan members, return on investment of pension fund assets, health care cost trend rates for retiree benefits, the Province’s long-term cost of borrowing, and other economic conditions. Uncertainty exists in the liabilities for contaminated sites of $398.9 million (2019 – $372.1 million), see Note 10, because the actual nature and extent of the remediation activities, methods, and site contamination may differ significantly from the Province’s anticipated remediation plans. The net book value of tangible capital assets of $6.4 billion (2019 – $6.1 billion), see Schedule 7, is subject to uncertainty because of differences between estimated useful lives of the assets and their actual useful lives. Other areas requiring the use of management estimates include allowances for doubtful accounts and the valuation of loans receivable and investments.

(f)	Future Changes in Accounting Standards

PSAB has issued the following new accounting standards effective April 1, 2022:

–	PS 1201 Financial Statement Presentation replaces PS 1200 with general reporting principles for disclosure of information and is effective in the period PS 2601 and PS 3450 are adopted

–	PS 2601 Foreign Currency Translation replaces PS 2600 with revised accounting and reporting principles for transactions that are denominated in a foreign currency

–	PS 3041 Portfolio Investments replaces PS 3040 with revised accounting and reporting principles for portfolio investments and is effective in the period PS 2601 and PS 3450 are adopted

–

PS 3280 Asset Retirement Obligations defines and provides guidance for accounting and reporting retirement obligations associated with tangible capital assets and includes the withdrawal of PS 3270 Solid Waste Landfill Closure and Post-Closure Liability

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2020

1. Financial Reporting and Accounting Policies (continued)

–

PS 3450 Financial Instruments defines and provides guidance for accounting and reporting all types of financial instruments including derivatives PSAB has also issued PS 3400 Revenue, effective April 1, 2023, to provide guidance on how to account for and report on revenue from exchange and non-exchange transactions.

These new accounting standards have not been applied in preparing these consolidated financial statements. The Province is currently assessing the impact of these new standards, and the extent of the impact of their adoption on the consolidated financial statements has not yet been fully determined.

2. Accounting Changes

Accounting changes were made during the year that have the following impacts:

($ thousands)		2020			2019
	Net Debt April 1, 2019	Accumulated Deficits April 1, 2019	Provincial Surplus	Net Debt April 1, 2018	Accumulated Deficits April 1, 2018
Correction to Judges’ Retirement Plan Obligation	18,247	18,247	2,922	15,325	15,325

Correction to Judges’ Retirement Obligation – Decrease to Pension, Retirement and Other Obligations

During the year, the Province determined that the obligation for the Judges’ Supplementary Retirement Plan was overstated in prior years. This error was identified by our actuaries in the preparation of a new valuation. For certain judges, the previous valuation did not take into account the value of the pension benefits they earned under the Public Service Superannuation Plan, which resulted in an overstatement of the obligation. The Province recorded this adjustment retroactively. As a result, the opening accumulated deficits and net debt in 2019 decreased by $18.2 million, debt servicing costs decreased by $0.5 million, pension valuation adjustment decreased by $2.4 million, and the provincial surplus increased by $2.9 million.

3. Restricted Assets

As at March 31, 2020, assets of $94.8 million (2019 – $90.2 million) were designated for restricted purposes by parties external to the Province. Restricted cash and short-term investments totaled $23.9 million (2019 – $19.5 million), comprised of: $14.3 million for Nova Scotia Health Authority (NSHA) Centre for Clinical Research (2019 – $11.0 million), $4.4 million for gas market development as part of the Nova Scotia Market Development Initiative Fund (2019 – $4.4 million), $2.3 million for endowment and scholarship funds (2019 – $1.8 million), and $2.9 million for various other purposes (2019 – $2.3 million).

Restricted investments totaled $70.9 million (2019 – $70.7 million), comprised of: $49.3 million for NSHA Centre for Clinical Research and other NSHA purposes (2019 – $48.2 million), $21.6 million for endowment funds (2019 – $19.6 million), and $nil for various other purposes (2019 – $2.9 million).

Externally restricted inflows not spent by year-end create a liability that will be settled by using the restricted assets for their intended purposes. The restricted assets described in this note are segregated from other assets and will be used as prescribed in a future period.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2020

4. Deferred Revenue

($ thousands)	2020	2019

Canada-Nova Scotia Emergency Treatment Fund	2,183	—
Canada-Nova Scotia Home and Community Care and Mental Health and Addictions Services Funding Agreement	4,549	9,000
Cape Breton-Victoria Regional Centre for Education	2,288	2,526
Conseil scolaire acadien provincial	2,487	3,139
Develop Nova Scotia	2,698	2,657
Federal Gas Tax Fund	2,896	1,753
Halifax Regional Centre for Education	5,400	5,234
Housing Nova Scotia – Social Housing Agreement and Other Federal Funding	53,013	35,837
Izaak Walton Killam Health Centre – Capital and Research Funds	28,185	27,358
Nova Scotia Community College	26,701	26,192
Nova Scotia Health Authority – Capital and Research Funds	70,107	65,490
Perennia Food & Agriculture Incorporated	4,781	70
Public Archives of Nova Scotia	2,422	2,442
Resource Recovery Fund Board Inc. – Unearned Revenue from Container Deposits, Paint Levies, and Tire Deposits	21,893	20,889
Seniors Pharmacare	8,205	7,407
Other Externally Restricted Funds	10,190	10,903
Total Deferred Revenue	247,998	220,897

5. Pension, Retirement and Other Obligations

The Province offers its employees a variety of pension and other retirement, post-employment, compensated absences (accumulated sick leave), and special termination benefits. Most plans are unfunded and are economically dependent on the Province. Except as otherwise noted, the cost of benefits are recognized in the periods the employee provides service. For benefits that do not vest or accumulate, a liability is recognized when an event that obligates the Province to pay benefits occurs.

(a)	Description of Obligations

Pension Benefit Plans

The Province participates in multiple funded pension plans. The Nova Scotia Public Service Superannuation Plan (PSSP) and the Nova Scotia Teachers’ Pension Plan (TPP) are defined benefit plans with plan assets primarily composed of Canadian and foreign equities, government and corporate bonds, debentures, secured mortgages, and real estate. The plans are jointly funded with contributions from employees being matched by the Province. Benefits paid upon retirement are based on an employee’s length of service, rate of pay, and inflation adjustments.

Since April 1, 2013, the PSSP operates under a joint governance structure whereby the Minister of Finance and Treasury Board transferred responsibility of the PSSP to the Public Service Superannuation Plan Trustee Inc. (PSSPTI), the new trustee of the PSSP. PSSPTI is a body corporate comprised of 13 board members – six represent the Province as the employer, six represent the employees, and an independent chairperson. Due to this change, the Province no longer has any residual liability for the PSSP and therefore does not record PSSP assets or

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2020

5. Pension, Retirement and Other Obligations (continued)

liabilities in these consolidated financial statements. The Province’s pension expense for the PSSP is limited to the employer contributions paid to the PSSP, which are equal to the employee contributions. The contribution rate is set by PSSPTI pursuant to the legislated funding policy and is set for a five-year cycle.

As at March 31, 2020, the PSSP was 91.4 per cent funded. Based on the PSSP’s funded health, indexing of 0.85 per cent per year was previously approved for the period of January 1, 2016 to December 31, 2020 and no changes to member and employer plan contributions were made. The most recent funded health review for the five-year cycle starting January 1, 2021 and ending December 31, 2025 was completed in 2019-20. As at December 31, 2019, the funded ratio was 98.5%, below 100%; therefore, no indexing will be paid during the following five-year cycle, and no changes to member and employer plan contributions were made. The Province’s contributions to the PSSP in 2020 were $88.7 million (2019 – $84.5 million).

On April 1, 2006, the Minister of Finance and Treasury Board transferred responsibility for the governance of the TPP to the Teachers’ Pension Plan Trustee Inc. (TPPTI). TPPTI is a body corporate comprised of nine board members – four nominated by the Nova Scotia Teachers’ Union (NSTU), four nominated by the Province, and one Chair agreed to by both parties. As a result, the Province and NSTU membership agreed to share all surpluses and deficits of the plan equally. The Province accounts for one-half of all components of the accrued benefit liability associated with this plan in these consolidated financial statements. In addition, the Province recognizes one-half of the components associated with the net benefit plan expense associated with this plan. As at March 31, 2020, the total accrued benefit liability associated with this plan was $804.0 million (2019 – $737.7 million).

As at December 31, 2019, the TPP was 78.2 per cent funded. The TPP Regulations stipulate that when the most recent actuarial valuation shows an actuarial deficit of more than 10.0 per cent, no indexing shall be provided to those pensioners under the variable indexing provision (those who retired on or after August 1, 2006, and those who retired prior to August 1, 2006 but elected to participate in the variable indexing provision). In accordance with Regulation 27C(1), the Province contributed an additional $23.3 million to the TPP in 2020 (2019 – $15.8 million) based on the present value of the forgone indexing as determined by the TPP’s actuary. The Province’s total contributions to the TPP in 2020 were $129.6 million (2019 – $119.2 million).

During the year, the weighted average actual rate of return on TPP plan assets was -2.5 per cent (2019 – 5.4 per cent). The total market value of plan assets at March 31, 2020 was $4.9 billion (2019 – $5.2 billion). The liability recorded in 2020 for the TPP was based on the most recent actuarial valuation performed at December 31, 2018, extrapolated to March 31, 2020.

Another one of the Province’s significant funded pension plans is the Nova Scotia Health Employees’ Pension Plan (NSHEPP), a multiemployer defined benefit pension plan, funded by employer and employee contributions. As at December 31, 2019, the NSHEPP was 138.3 per cent funded. As the Province does not sponsor this plan, the annual net benefit plan expense is the amount of required contributions provided for employees’ services rendered during the year. The accrued benefit asset (liability) of this plan is not recognized in these consolidated financial statements. The most recent actuarial valuation was performed on July 1, 2017 and extrapolated to December 31, 2019, which indicated a funding surplus of $2.1 billion (2019 – $2.1 billion). The Province’s contributions to this plan in 2020 were $109.7 million (2019 – $106.0 million).

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2020

5. Pension, Retirement and Other Obligations (continued)

The Province is also responsible for the Pension Plan for the Non-Teaching Employees of the Nova Scotia Education Entities, which provides pension benefits to the non-teaching employees of the participating Regional Centres for Education (RCEs) and the Conseil scolaire acadien provincial (CSAP). The Province fully accounts for the accrued benefit asset and net benefit plan expense of this plan. The most recent actuarial valuation was performed on December 31, 2018 and extrapolated to March 31, 2020. As at December 31, 2018, the plan was 99.3 per cent funded, and the total market value of the plan assets at March 31, 2020 was $170.4 million (2019 – $171.0 million). Employer contributions in 2020 were $5.2 million (2019 – $4.6 million).

The Province has several other unfunded defined benefit pension plans. The liabilities for these other plans recorded in 2020 were based on the most recent actuarial valuations performed between September 30, 2017 and December 31, 2018 and extrapolated to March 31, 2020.

Retirement Allowances

The Province sponsors retirement allowance plans for which benefits are paid upon retirement based on an employee’s length of service and rate of pay. The Province discontinued its retirement allowance plans for unionized staff and non-union civil servant/management employees on April 1, 2015 and August 11, 2015 (discontinuation dates), respectively, and no new members will be admitted into the plans. The discontinuation does not apply to a person who is entitled to receive a service award under the Public Service Award Regulations made under the Provincial Court Act. During 2019, certain eligible employees were provided with a one-time option to elect an immediate payment of their retirement allowance entitlement. A total of 18,468 employees were eligible for the early service payout, of which 16,883 employees (91.4 per cent) elected to receive an immediate payment in lieu of their retirement allowance. A total of $160.4 million in payments were made during 2019, and $6.2 million were paid subsequent to March 31, 2019. The payment of any remaining retirement allowances will be deferred until retirement and calculated based on accumulated service as of the respective discontinuation dates, or as of the first day of a new collective agreement for those contracts expiring after that date, and salary upon retirement.

The liabilities for these retirement allowance plans recorded in 2020 were based on the most recent actuarial valuations performed between April 1, 2017 and March 31, 2020 and extrapolated to March 31, 2020.

Post-Employment Benefits

The Province sponsors two unfunded post-employment benefit plans: a Self-Insured Workers’ Compensation Plan and retirement health benefits, some of which contain a life insurance provision. Retirement health benefits vary depending on the collective agreements negotiated with each group. The Province pays 65.0 per cent and 100.0 per cent of the cost of retirement health benefits for the PSSP and TPP retirees, respectively.

For the Self-Insured Workers’ Compensation Plan, the amount recorded in these consolidated financial statements represents the actual amount of benefits paid during the year plus the actuarial estimate of future payments based on claims ongoing at year-end.

The liabilities for these post-employment benefit plans recorded in 2020 were based on the most recent actuarial valuations performed between March 31, 2017 and March 31, 2020 and extrapolated to March 31, 2020.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2020

5. Pension, Retirement and Other Obligations (continued)

The Province also participates in the Nova Scotia Public Service Long Term Disability Plan (LTD Plan). The Province has no residual responsibility to the LTD Plan for any shortfalls in funding. As a result, the Province does not account for any net position of the LTD Plan in these consolidated financial statements. The LTD Plan is managed and administered, under joint trusteeship, by a Board of Trustees appointed by the two plan Sponsors: the Province and the Nova Scotia Government and General Employees Union (NSGEU). The LTD Plan is funded equally by employer and employee contributions and all liability for benefits resides exclusively with the LTD Plan’s trust fund. The most recent actuarial valuation was performed at December 31, 2018 and indicated a funded ratio of 161.8 per cent. The Province’s contributions to this plan in 2020 were $7.4 million (2019 – $7.0 million).

Accumulated Sick Leave Benefits

The Province’s RCEs and CSAP, health authorities, and Nova Scotia Community College (NSCC) have collective agreements containing sick leave provisions that accumulate but do not vest. The Province must measure and record a liability associated with the accumulated sick leave benefits (ASLBs) anticipated to be used in future years. The Province’s ASLBs are unfunded, meaning there are no assets set aside to cover the related costs of these benefits in the future.

Due to the nature of these benefits, a liability and expense are measured using actuarial valuations to estimate their financial value. An actuarial assumption must be developed to reflect the probability of employees actually using ASLB “banked days”. This involves a detailed analysis of several years of data to determine historical usage. A historical usage pattern is not based on the data group as a whole but must take into account a number of specific factors such as, but not limited to, gender, age, and type of contract or job functions, each of which may impact the anticipated amount of accumulated sick leave time to be taken in the future. As a result, the anticipated usage assumption may involve a number of criteria and circumstances that then must be applied to the data in coordination with other actuarial assumptions such as the discount rate, retirement age assumptions, future salary increases, mortality rates, etc. The liabilities for ASLBs recorded in 2020 were based on the most recent actuarial valuations performed between March 31, 2017 and August 15, 2019 and extrapolated to March 31, 2020.

Special Termination Benefits

The Province offered early retirement incentive programs to members of the PSSP and TPP in 1986 and 1994, respectively. Qualified members were offered additional years of pensionable service if they elected to retire early. The cost of these benefits was accrued in the year the employee accepted the early retirement option and continue to be calculated using actuarial valuations. The liabilities for these special termination benefits recorded in 2020 were based on the most recent actuarial valuations performed at December 31, 2018 and extrapolated to March 31, 2020.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2020

5. Pension, Retirement and Other Obligations (continued)

(b)	Summary of Balances at Year-End

($ thousands)			2020	2019
	Pension Benefits	Other Benefits	Total	Total
				(as restated)

Projected Benefit Obligation,
Beginning of Year	3,939,824	1,782,847	5,722,671	5,884,759
Current Benefit Cost	82,830	82,320	165,150	159,404
Interest Cost	226,196	58,171	284,367	281,456
Actuarial Losses (Gains)	(69,474)	(2,249)	(71,723)	80,488
Benefit/Premium Payments	(248,335)	(75,168)	(323,503)	(695,876)
Other	1,801	222	2,023	5,884
Plan Settlement	—	237	237	6,556
Projected Benefit Obligation,
End of Year	3,932,842	1,846,380	5,779,222	5,722,671

Market Related Value of Plan Assets,
Beginning of Year	2,842,309	—	2,842,309	2,771,377
Expected Return on Plan Assets	175,149	—	175,149	168,000
Actuarial Losses	(68,251)	—	(68,251)	(10,685)
Benefit Payments	(248,384)	—	(248,384)	(242,106)
Other	1,270	—	1,270	830
Plan Settlement	—	—	—	(3,391)
Employer Contributions	105,841	—	105,841	100,459
Employee Contributions	60,336	—	60,336	57,825
Market Related Value of Plan Assets,
End of Year	2,868,270	—	2,868,270	2,842,309

Funded Status, End of Year	1,064,572	1,846,380	2,910,952	2,880,362
Unamortized Net Actuarial Gains (Losses)	(228,433)	11,810	(216,623)	(262,780)
Accrued Benefit Liability,
End of Year	836,139	1,858,190	2,694,329	2,617,582

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2020

5. Pension, Retirement and Other Obligations (continued)

(c)	Actuarial Assumptions

Below are the significant assumptions used to measure the Province’s benefit plan obligations.

		2020		2019
	Pension Benefits	Other Benefits	Pension Benefits	Other Benefits

Long-term inflation rate	2.00%	2.00%	2.00%	2.00%

Expected real rate of return on plan assets:
TPP	4.26%		4.17%

Rate of compensation increase	2.0% - 2.5% + merit	2.0% - 2.5% + merit	2.0% - 2.5% + merit	2.0% - 2.5% + merit

Discount rates:
TPP	6.35%		6.25%
Other Plans		3.24%		3.29%

Other assumptions

–	7.0 per cent annual rate increase in the cost per person for covered health care benefits for 2018-19, decreasing to an ultimate rate of 4.5 per cent per annum over 15 years

–	7.0 per cent annual rate increase in the cost per person for covered prescription drugs for 2018-19, decreasing to an ultimate rate of 4.5 per cent per annum over 15 years

Actuarial assumptions are reviewed and assessed on an annual basis to ensure that they take into account various changing conditions and reflect the Province’s best estimate of performance over the long term.

The net unamortized actuarial gains (losses) are amortized on a straight-line basis over the expected average remaining service life (EARSL) of the related employee groups ranging from 5.0 to 18.0 years. The Province’s weighted-average EARSL is 15.0 years.

(d)	Sensitivity Analysis

Changes in actuarial assumptions can result in significantly different estimates of the projected benefit obligations. The table below indicates the possible changes to these obligations for the more significant benefit plans as a result of slightly different key actuarial assumptions.

($ thousands)						2020
		Pension Benefits		Other Benefits		Total

Possible change in obligations due to:
a) Discount Rate – 0.5% Decrease	221,682	6.0%	185,429	10.4%	407,111	7.4%
b) Salary Growth Rate – 1.0% Increase	122,842	3.3%	16,952	0.9%	139,794	2.6%
c) Health Care Cost Trend Rate – 1.0% Increase	n/a	n/a	401,641	22.5%	401,641	7.3%

The above sensitivity analyses are based on a change in one assumption while holding all other assumptions constant. In practice, this is unlikely to occur, and changes in some of the assumptions may be correlated. When calculating the sensitivity of the projected benefit obligations to significant actuarial assumptions, the same method was applied as when calculating the projected benefit obligations recognized on the statement of financial position.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2020

5. Pension, Retirement and Other Obligations (continued)

(e)	Net Benefit Plans Expense

The table below shows the components of the net benefit plans expense.

($ thousands)			2020	2019
	Pension Benefits	Other Benefits	Total	Total
				(as restated)

Current Benefit Cost	82,830	82,320	165,150	159,404
Employee Contributions	(60,336)	(10)	(60,346)	(57,838)
Employer Contributions *	64,796	—	64,796	59,074
Plan Settlement	—	237	237	(556)
Loss on Settlement	—	—	—	10,502
Amortization of Net Actuarial
Losses (Gains)	53,716	(10,826)	42,890	43,025
Recognition of Actuarial Losses (Gains) on Settlement	—	(204)	(204)	4,966
Other	(44)	37	(7)	4,729
Interest Cost	226,196	58,171	284,367	281,456
Expected Return on Plan Assets	(175,149)	—	(175,149)	(168,000)
Employer Contributions to
Multi-Employer Plans	198,469	7,427	205,896	197,406
Net Benefit Plans Expense	390,478	137,152	527,630	534,168

Recorded as:
Fringe Benefits Expense	311,213	56,760	367,973	366,569
Pension Valuation Adjustment	28,218	22,221	50,439	54,143
Net Pension Interest Cost	51,047	58,171	109,218	113,456
Net Benefit Plans Expense	390,478	137,152	527,630	534,168

*

This represents one-half of the employer contributions made by the Province to the TPP. Included in the figures above are one-half of all transactions associated with the TPP to reflect the Province’s share of this plan under joint trusteeship.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2020

6. Prior Years’ Adjustments (PYAs)

PYAs resulting from measurement uncertainty reflect updates to the Province’s forecasts and revisions to information obtained from the federal government relating to prior years. The current year revenues and corresponding PYAs are reported on Schedule 1 as follows:

($ thousands)			2020			2019
	Current	PYA	Total	Current	PYA	Total
Provincial Sources
Personal Income Tax	2,890,224	87,672	2,977,896	2,691,576	(141,639)	2,549,937
Corporate Income Tax	537,865	(62,240)	475,625	630,864	68,993	699,857
Harmonized Sales Tax	1,936,772	107,940	2,044,712	1,843,297	(3,151)	1,840,146
Petroleum Royalties	—	7,813	7,813	6,889	68,983	75,872
Preferred Share Dividend [1]	—	7,475	7,475	—	7,826	7,826
Large Corporations Tax [1]	—	(49)	(49)	—	(38)	(38)
		148,611			974

Federal Sources
Canada Health Transfer	1,043,370	(367)	1,043,003	998,752	973	999,725
Canada Social Transfer	376,945	(135)	376,810	366,558	360	366,918
		(502)			1,333

[1]	Included in Other Tax Revenue on Schedule 1

7. Debt Servicing Costs

($ thousands)	2020	2019
		(as restated)

CDN$ Denominated Debt	692,897	733,072
Pension, Retirement and Other Obligations	109,218	113,456
Capital Leases	11,247	13,330
Other Debt	22,112	19,629
Amortization of Premiums and Discounts on Unmatured Debt	(1,156)	826
Amortization of Foreign Exchange Gains	(6,995)	(15,029)
Total Debt Servicing Costs	827,323	865,284

Total debt servicing costs for the Province’s government business enterprises were $10.4 million (2019 – $10.2 million) for the year ended March 31, 2020.

8. Expenses by Object

($ thousands)	2020	2019
		(as restated)

Grants and Subsidies	4,346,830	4,185,435
Salaries and Employee Benefits	4,381,405	4,084,908
Operating Goods and Services	1,986,696	1,874,776
Professional Services	356,519	298,296
Amortization	440,228	442,219
Debt Servicing Costs	827,323	865,284
Other	2,848	953
Total Expenses by Object	12,341,849	11,751,871

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2020

9. Cash Flow — Net Change in Other Items

($ thousands)	2020	2019
		(as restated)

Increase in Receivables from Government Business Enterprises	(41,900)	(18,986)
Decrease (Increase) in Accounts Receivable	(96,596)	404,679
Increase in Bank Advances and Short-Term Borrowings	197,585	100,080
Decrease in Accounts Payable and Accrued Liabilities	(178,013)	(266,578)
Decrease (Increase) in Inventories for Resale	(359)	82
Decrease in Assets Held for Sale	—	1,552
Increase in Inventories of Supplies	(9,495)	(3,023)
Increase in Prepaid Expenses	(19,499)	(2,846)
Increase in Deferred Revenue	27,101	11,985
Increase (Decrease) in Accrued Interest	(27,985)	4,889
Increase (Decrease) in Pension, Retirement and Other Obligations	76,747	(276,401)
Increase in Liabilities for Contaminated Sites	26,794	86,655
Total Net Change in Other Items	(45,620)	42,088

10.  Contaminated Sites

Various provincially owned sites throughout the province are considered environmental or contaminated sites. Studies are ongoing to assess the nature and extent of damage to develop remediation plans. Provisions for these costs are recorded when it is determined a liability exists and a reasonable estimate of the remediation costs can be made. As at March 31, 2020, a total liability for contaminated sites of $398.9 million (2019 – $372.1 million) has been recorded in these consolidated financial statements.

The Province’s estimates for remediation are based on environmental studies, engineering reports, and if appropriate, extrapolation techniques similar to those that have been used at other contaminated sites with which the Province was involved. These estimates have been measured on an undiscounted basis. As at March 31, 2020, the Province has identified and continues to track approximately 129 sites in total. Of these, 41 were identified as sites where action is likely and for which a liability was recorded, including the following:

Sydney Steel Corporation (SYSCO) and Adjacent Sites including the Sydney Tar Ponds/Coke Ovens site

As at March 31, 2020, a liability of $63.5 million (2019 – $65.4 million) has been recognized for future decommissioning, demolition, and remediation of SYSCO’s and adjacent sites, including the long-term maintenance and monitoring of the Sydney Tar Ponds/Coke Ovens site expected until 2039.

Boat Harbour in Pictou County

As at March 31, 2020, a liability of $260.1 million (2019 – $230.0 million) has been recognized for the remediation of effluent on site. At this stage in the process, the Province continues to test and refine its current remediation strategy, and as a result there is still significant measurement uncertainty related to this estimate. A comprehensive remediation plan is under review by the federal regulator, and an approval decision is pending.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2020

10. Contaminated Sites (continued)

The federal government has committed to reimbursing the Province for up to $100.0 million in eligible remediation costs incurred on this project. $85.0 million of such costs have already been included as part of the Boat Harbour remediation liability. This federal commitment has been disclosed as a contractual right in Note 11(d) and is expected to result in revenue in future periods as the remediation is completed.

Abandoned Mine Sites

The Province is responsible for the risk management and potential remediation of certain historic abandoned mines that exist on Crown land. For most of these mine sites, the companies that caused the contamination no longer exist. The mining operations were primarily comprised of gold and other metals, coal, gypsum, and limestone. The risk of contamination at these sites primarily comes from mine tailings and other possible contaminants that were left on site.

The Province has identified 2 former gold mine sites where contamination is known to exceed an environmental standard. A liability of $47.9 million (2019 – $48.0 million) has been recognized for these sites. In addition, the Province has identified 4 other abandoned mine sites (2 gold and 2 coal) where contamination is expected to exceed an environmental standard; however, no liability has been recognized for these sites as further testing and evaluation is required to determine the extent of possible remediation activities. If remediation activities are required for these sites, a liability will be recorded when the extent becomes measurable.

For the remaining 84 identified sites, 63 of which are additional abandoned mine sites, no liability for remediation has been recorded either because they have a minimal risk of requiring future remediation or the extent of contamination and possible remediation activities is unknown. They are at various stages of evaluation, and studies will continue to assess the nature and extent of contamination to develop remediation plans and record a liability, if necessary. For the sites with minimal contamination, the Province does not expect to give up any future economic benefits as there is likely no significant environmental impact or risks to human health.

11. Contingencies and Contractual Obligations/Rights

(a)	Contingent Liabilities

Lawsuits

The Province is involved in various legal proceedings arising from government activities. These disputes have resulted from breaches of contract, damages suffered by individuals or property, and related elements. These claims include items with pleading amounts and items where an amount is not specified. While the total amount claimed in these actions may be significant, their outcomes are not certain.

When a loss due to a lawsuit is likely to occur and the amount can be reasonably estimated, the amount is recorded as an accrued liability and an expense. The accrued liability for pending litigation in process as at March 31, 2020 was $106.9 million (2019 – $62.7 million).

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2020

11. Contingencies and Contractual Obligations/Rights (continued)

Guarantees

Guarantees by the Province are authorized by various acts of legislature and provided through specific agreements and programs to repay promissory notes, bank loans, lines of credit, mortgages, and other securities. Provisions for losses on guarantees are recorded when it is likely that a loss will occur. The amount of the loss provisions represents the Province’s best estimate of future payments. Estimates take into consideration the nature of the loan guarantees, loss experience, and current conditions. The provisions are reviewed on an ongoing basis and changes in the provisions are recorded as expenses in the year they become known. Details on guarantees authorized, utilized, and accrued are presented in Schedule 8.

Other Contingent Liabilities

The Province also has contingent liabilities in the form of indemnities. The Province’s potential liability, if any, cannot be determined at this time.

(b)	Contingent Gains

The Province may receive funds in the future from recoveries of various types of claims paid out and other agreements pending the occurrence of certain events. Recoveries are recorded once the contingent events occur, are measurable, and collectability is reasonably assured.

(c)	Contractual Obligations

As at March 31, 2020, the Province had contractual obligations as follows:

($ thousands)		Government	Total
	Governmental	Business	Contractual
Fiscal Year	Units	Enterprises	Obligations

2021	1,470,132	3,323	1,473,455
2022	1,036,475	1,853	1,038,328
2023	944,158	1,687	945,845
2024	873,762	1,607	875,369
2025	416,915	1,603	418,518
2026 to 2030	1,855,148	—	1,855,148
2031 to 2035	1,376,297	—	1,376,297
2036 to 2040	241,515	—	241,515
2041 and thereafter	2,845	—	2,845
	8,217,247	10,073	8,227,320

These contractual obligations are comprised of $7,965.1 million from the General Revenue Fund, $252.1 million from the Province’s governmental units, and $10.1 million from the government business enterprises. Included are contractual obligations for the Department of Health and Wellness of $3,053.0 million for service agreements with long-term care facilities, $1,862.1 million for the Department of Justice for the Royal Canadian Mounted Police (RCMP) policing services, $1,537.9 million for Assistance to Universities relating to post-secondary operating grants, $233.5 million for the Department of Municipal Affairs and Housing for future commitments associated with the Federal Gas Tax transfer, $190.5 million for the Department of Education and Early Childhood Development for exercising the purchase option on several P3 schools, $120.1 million for the Halifax Regional Centre for Education mainly for transportation services, and $101.2 million for Nova Scotia Business Inc. for projects approved under various programs.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2020

11. Contingencies and Contractual Obligations/Rights (continued)

Leases

As at March 31, 2020, the Province was contractually obligated under various operating leases. Future minimum annual lease payments were as follows:

($ thousands)		Government	Total
	Governmental	Business	Lease
Fiscal Year	Units	Enterprises	Payments

2021	86,571	110	86,681
2022	64,689	188	64,877
2023	55,518	188	55,706
2024	43,248	188	43,436
2025	34,167	188	34,355
2026 to 2030	64,593	78	64,671
2031 to 2035	22,491	—	22,491
2036 to 2040	14,288	—	14,288
2041 and thereafter	8,677	—	8,677
	394,242	940	395,182

(d)	Contractual Rights

As at March 31, 2020, the Province had contractual rights as follows:

($ thousands)		Government	Total
	Governmental	Business	Contractual
Fiscal Year	Units	Enterprises	Rights

2021	332,022	—	332,022
2022	363,802	—	363,802
2023	227,126	—	227,126
2024	150,365	—	150,365
2025	43,408	—	43,408
2026 to 2030	93,044	—	93,044
2031 to 2035	2,381	—	2,381
2036 to 2040	2,381	—	2,381
2041 and thereafter	1,389	—	1,389
	1,215,918	—	1,215,918

These contractual rights are comprised of $465.7 million for the Department of Transportation and Infrastructure Renewal for various federal funding programs, including $100.0 million for the reimbursement of remediation costs associated with the Boat Harbour site in Pictou County, $85.0 million of such costs have already been included as part of the liability described in Note 10. Other contractual rights include $233.5 million for the Department of Municipal Affairs and Housing for the Federal Gas Tax transfer and $93.4 million for the Department of Education and Early Childhood Development for Early Learning and Child Care programs.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2020

12. Risk Management and Use of Derivative Financial Instruments

As a result of borrowing in both Canadian and foreign financial markets and being a party to financial instruments, the Province is exposed to interest rate risk, credit risk, liquidity risk, and foreign exchange risk. The Province employs various risk management strategies and operates within fixed risk exposure limits to ensure exposure to risk is managed in a prudent and cost effective manner. A variety of strategies are used, including the use of derivative financial instruments (derivatives). Derivatives are financial contracts, the value of which is derived from underlying instruments. The Province uses derivatives to hedge and to mitigate foreign exchange risk and interest rate risk. The Province does not use derivatives for speculative purposes.

Interest rate risk

Interest rate risk is the risk that debt servicing costs will vary unfavourably due to fluctuations in interest rates. To reduce its exposure to interest rate risk, the Province uses derivatives to manage the fixed and floating interest rate mix of its debt portfolio. Interest rate contracts include swap agreements and options on swaps. These contracts are used to vary the amounts and periods for which interest rates on borrowings are fixed or floating.

As at March 31, 2020, the Province had executed 37 interest rate swap contracts to convert certain interest payments from fixed to floating. These swaps have terms remaining of 0.2 years to 14.6 years, a notional principal value of $1.1 billion, and a mark to market value of -$20.0 million. A one per cent increase or decrease in interest rates would result in a $19.8 million increase or decrease in debt servicing costs on floating debt instruments outstanding at year-end.

Credit risk

Credit risk is the risk that a counterparty will default on its contractual obligations. The Province manages its credit risk exposure from derivatives by, among other activities, dealing only with high credit quality counterparties and regularly monitoring compliance to credit limits. The Province’s policy requires that a minimum credit rating for counterparties to derivative transactions be “A–” with a stable outlook as determined by the major credit rating agencies.

Liquidity risk

Liquidity risk is the risk that the Province will not be able to meet its financial commitments over the short term. To reduce liquidity risk, the Province maintains liquid reserves (cash and cash equivalents) at levels that will meet future cash requirements and will give the Province flexibility in the timing of issuing debt. In addition, the Province has a short-term note program, uncommitted bank lines, and discretionary sinking funds as alternative sources of liquidity. This risk is also managed by distributing debt maturities over many years and having up to 50.0 per cent of long-term debt with a maturity of over 15.0 years.

Foreign exchange risk

Foreign exchange risk is the risk that the cash flows needed to repay the interest and principal on loans in foreign currencies will vary due to fluctuations in foreign exchange rates. To manage this risk, the Province uses derivative contracts to convert foreign currency principal and interest cash flows into Canadian dollar denominated cash flows. Derivative contracts hedge the underlying debt by matching the critical terms to achieve effectiveness. Foreign exchange contracts include swap agreements that are used to convert the liability for foreign currency borrowing and associated costs into Canadian dollars.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2020

12. Risk Management and Use of Derivative Financial Instruments (continued)

The Province has currency swap contracts which convert foreign denominated debt into Canadian dollar-denominated debt as follows:

($ thousands)

Termination Date	Original Currency	Original Principal	Current Currency	Current Principal	Mark to Market [1]

May 1, 2021	US$	300,000	CDN$	312,002	101,569
April 1, 2022	US$	300,000	CDN$	379,517	48,927
July 30, 2022	US$	300,000	CDN$	329,310	82,922
Total	US$	900,000	CDN$	1,020,829	233,418

[1]	- Mark to Market is an indication of the swap’s market value as at March 31, 2020. It is also the equivalent of the present value of future cash flows based on market conditions at March 31, 2020.

13. Trust Funds Under Administration

Trust fund assets solely administered by the Province are as follows:

($ thousands)

	2020	2019
Nova Scotia Credit Union Deposit Insurance Corporation [1]	34,405	30,039
Public Trustee [2]	54,450	62,728	*
Miscellaneous Trusts [3]	25,984	25,426	*
Total Trust Funds Under Administration	114,839	118,193

[1]	- Represents trust with December 31 year-end
[2]	- Financial statements of these funds are available in Public Accounts – Volume 2
[3]	- Miscellaneous trusts include a large number of relatively small funds
*	- Amount was updated from the prior year based on the most current information

Other

The Nova Scotia Teachers’ Union and the Province agreed to joint trusteeship of the Teachers’ Pension Plan (TPP) effective April 1, 2006. Under joint trusteeship, the trustee of the Plan is the Teachers’ Pension Plan Trustee Inc. (TPPTI), of which the Province appoints four of nine members. TPPTI is responsible for the administration of the trust fund and investment management of fund assets. The total net assets available for benefits as at December 31, 2019 were $5.4 billion (2018 – $4.9 billion).

Effective April 1, 2013, the Minister of Finance and Treasury Board transferred responsibility of the Public Service Superannuation Plan to a new trustee, Public Service Superannuation Plan Trustee Inc., of which the Province appoints six of thirteen members. As a result of this transfer, the Province no longer has any responsibility for this plan. As at March 31, 2020, the total net assets available for benefits were $6.4 billion (2019 – $6.5 billion).

The Nova Scotia Public Service Long Term Disability Plan (LTD Plan) operates as a joint trusteeship. As such, the Board of Trustees is appointed by the two plan Sponsors: the Province and the Nova Scotia Government and General Employees Union (NSGEU). The Trustees are responsible for the administration of the trust fund and investment management of fund assets, and all liability for benefits resides exclusively with the LTD Plan’s trust fund. Total net assets available for benefits as of December 31, 2019 were $166.3 million (2018 – $157.1 million).

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2020

14. Related Party Transactions

Included in these consolidated financial statements are insignificant transactions with various provincial Crown corporations, agencies, boards, and commissions. Significant related party transactions have been eliminated for purposes of consolidated reporting. Parties are deemed to be related to the General Revenue Fund due to common control or ownership by the Province.

Related parties also include key management personnel having the authority and responsibility for planning, directing, and controlling the activities of the Province, their close family members, and any entities closely affiliated with these individuals. Key management personnel for the Province have been identified as the Premier, Cabinet Ministers, other MLAs appointed to Treasury and Policy Board, Deputy Ministers, Associate Deputy Ministers, and the senior leaders and Board members of the Province’s controlled entities. The Province may enter into transactions with these individuals and entities in the normal course of business measured at the exchange amount.

For the year ended March 31, 2020, there were no transactions to report between the Province and key management personnel, their close family members, or any entities affiliated with them, at a price different than fair market value or under terms different than what two unrelated parties would agree to.

The most significant unadjusted related party transactions are described in more detail in Schedule 6 – Government Business Enterprises.

15. Impact of COVID-19 Pandemic

On March 11, 2020, the COVID-19 outbreak was declared a pandemic by the World Health Organization, and the spread of the virus has severely impacted many economies around the world. As a result, the Province declared a provincial state of emergency on March 22, 2020 to help contain the spread of COVID-19. The state of emergency has been extended until August 23, 2020.

The initial public health measures in response to the pandemic evolved rapidly and caused significant disruptions throughout the economy, resulting in a slowdown. Many organizations in the province were temporarily forced to cease or limit operations. Other protocols included provincial border restrictions, travel bans, social distancing and self-isolating requirements, physical safety and enhanced cleaning practices in workplaces, and restrictions up to and including some closures of non-essential services. Some restrictions have been reduced since March 31, 2020, and businesses have begun reopening but must continue to follow the Health Protection Act Order and public health directives.

Operational Impact

The Province has experienced considerable operational impacts due to COVID-19 and, as a result, reduced or suspended many government services starting March 18, 2020. These impacts included delays in most non-urgent healthcare services and surgeries. In response to COVID-19, the Nova Scotia Health Authority (NSHA) and IWK Health Centre reacted quickly by setting up COVID-19 assessment centers across the province, transitioning to virtual care, enhancing lab testing capacities, and increasing the usage of personal protective equipment and other supplies to protect against the virus. Mandatory screening protocols and visitor restrictions were also put into place across the province.

In addition, all public schools in the province were closed effective March 23, 2020. The closures continued for the duration of the 2019-20 school year. The RCEs and CSAP also took significant measures to follow public health protocols including closing the regional offices to the public, social distancing, and limiting non-essential travel. Despite the closure of public schools, a continuity of learning plan was implemented for students.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2020

15. Impact of COVID-19 Pandemic (continued)

The operational impact to the Province’s government business enterprises was significant to Nova Scotia Gaming Corporation (NSGC), which ceased video lottery operations and closed its casinos on March 15, 2020. Video lottery operations began a gradual reopening June 6, 2020; however, casinos remain closed and a reopening date has not yet been determined. NSGC performed an impairment assessment of the carrying values of its assets at year-end and determined that no impairment adjustments were required. NSGC continues to manage liquidity risk by forecasting and assessing cash flow requirements on an ongoing basis.

Financial Impact

COVID-19 has caused significant volatility and thus increased measurement uncertainty related to the impacts of the virus. These consolidated financial statements include management’s best estimate regarding the impact of COVID-19 on revenues and costs in 2020. The effects of this pandemic will continue into the foreseeable future, and the Province continues to assess and monitor the effects on its financial condition.

On July 29, 2020, the Province presented a fiscal update for 2021 that showed an $852.9 million deficit, $907.9 million lower than originally budgeted. This revised forecast, due primarily to COVID-19, included decreases in revenue of $532.2 million, increases in expenses of $470.3 million, and increases in consolidation and accounting adjustments of $94.6 million. The full extent and duration of this pandemic remains unclear at this time as the situation is dynamic and continues to evolve.

16. Subsequent Events

On April 28, 2020, the Province of Nova Scotia announced a new operating loan program to help municipalities with reduced cash flow due to COVID-19. The $380.0 million loan program, which was developed in collaboration with the Nova Scotia Federation of Municipalities and the Association of Municipal Administrators, will be available through Nova Scotia Municipal Finance Corporation. Municipalities requesting financing assistance must do so by March 31, 2021 as there will be no new loans authorized after that date. The operating loans will have a three-, five-, and seven-year payback period at the provincial interest rate of 1.1 per cent.

17. Comparative Figures

Certain of the prior year’s figures have been reclassified to conform to the presentation format adopted in the current year.

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 1

Province of Nova Scotia

Revenue

For the fiscal year ended March 31, 2020

($ thousands)

	2020	2019
Provincial Sources
Tax Revenue
Personal Income Tax *	2,977,896	2,549,937
Corporate Income Tax *	475,625	699,857
Harmonized Sales Tax *	2,044,712	1,840,146
Tobacco Tax	183,035	205,766
Motive Fuel Tax	266,539	263,433
Cannabis Tax	7,341	3,371
Other Tax Revenue *	208,047	188,096
	6,163,195	5,750,606
Other Provincial Revenue
Recoveries	443,828	454,270
Other Revenue of Governmental Units	531,510	521,853
Municipal Contributions to Regional Centres for Education	274,639	269,569
Petroleum Royalties *	7,813	75,872
Offshore License Forfeitures	1,000	61,388
Registry of Motor Vehicles	135,023	134,158
Other Government Charges	65,641	63,189
Miscellaneous	151,598	142,832
Net Gain on Disposal of Crown Assets	1,355	11,220
	1,612,407	1,734,351

Net Income from Government Business Enterprises (Schedule 6)	388,621	389,222

Investment Income
Interest Revenue	114,812	117,131
Sinking Fund and Public Debt Management
Fund Earnings	93,670	106,519
	208,482	223,650

Total Provincial Sources	8,372,705	8,097,829

Federal Sources
Equalization Payments	2,009,037	1,843,636
Canada Health Transfer *	1,043,003	999,725
Canada Social Transfer *	376,810	366,918
Recoveries	341,862	286,449
Offshore Accord	8,227	18,092
TCA Cost Shared Revenue	35,112	39,666
Crown Share	4,340	4,208
Other Federal Transfers	153,040	218,223
Total Federal Sources	3,971,431	3,776,917

Total Revenue	12,344,136	11,874,746

*   See Note 6 for details of Prior Years’ Adjustments

Schedules to the Consolidated Financial Statements

Schedule 2

Province of Nova Scotia

Expenses

For the fiscal year ended March 31, 2020

($ thousands)

	2020	2019
Agriculture
Department of Agriculture	41,060	47,921
Nova Scotia Crop and Livestock Insurance Commission	7,307	7,752
Nova Scotia Harness Racing Fund	1,012	976
Perennia Food & Agriculture Incorporated	8,663	6,678
Select Nova Scotia Fund	—	15
	58,042	63,342
Business
Department of Business	103,204	43,993
Develop Nova Scotia	11,841	7,006
Nova Scotia Business Inc.	60,541	63,317
Nova Scotia Innovation Corporation	13,523	11,819
Nova Scotia Strategic Opportunities Fund Incorporated	11	11
Tourism Nova Scotia	22,270	22,779
Trade Centre Limited	—	1,327
	211,390	150,252
Communities, Culture and Heritage
Department of Communities, Culture and Heritage	98,963	87,306
Art Gallery of Nova Scotia	4,050	3,857
Gaels Forward Fund	10	13
Public Archives of Nova Scotia	178	86
Schooner Bluenose Foundation	15	87
Sherbrooke Restoration Commission	2,322	2,337
Vive l’Acadie Community Fund	40	39
	105,578	93,725
Community Services
Department of Community Services	994,833	936,203

Education and Early Childhood Development
Department of Education and Early Childhood Development	232,372	248,700
Annapolis Valley Regional Centre for Education	163,855	158,766
Cape Breton-Victoria Regional Centre for Education	174,114	162,991
Chignecto-Central Regional Centre for Education	246,606	241,190
Conseil scolaire acadien provincial	96,078	91,511
Halifax Regional Centre for Education	608,565	580,934
Nova Scotia Education Common Services Bureau	669	760
Nova Scotia School Insurance Program	4,965	4,878
South Shore Regional Centre for Education	93,256	88,625
Strait Regional Centre for Education	100,336	96,926
Tri-County Regional Centre for Education	90,066	83,637
	1,810,882	1,758,918

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 2

Province of Nova Scotia

Expenses (continued)

For the fiscal year ended March 31, 2020

($ thousands)

	2020	2019
Energy and Mines
Department of Energy and Mines	34,052	46,410
Acadia Coal Company Limited Fund	1	—
Crown Land Mine Remediation Fund	54	—
Pengrowth Nova Scotia Energy Scholarship Fund	135	115
	34,242	46,525
Environment
Department of Environment	40,992	38,013
Resource Recovery Fund Board Inc.	58,040	57,225
	99,032	95,238
Finance and Treasury Board
Department of Finance and Treasury Board	122,093	20,921
Fisheries and Aquaculture
Department of Fisheries and Aquaculture	21,466	15,937
Nova Scotia Sportfish Habitat Fund	331	311
	21,797	16,248
Health and Wellness
Department of Health and Wellness	2,280,929	2,180,126
Gambling Awareness Foundation of Nova Scotia	547	32
Izaak Walton Killam Health Centre	280,545	274,818
Nova Scotia Health Authority	2,369,120	2,232,282
Nova Scotia Health Research Foundation	—	7,448
	4,931,141	4,694,706
Justice
Department of Justice	337,653	327,240
Nova Scotia Legal Aid Commission	28,217	26,052
	365,870	353,292
Labour and Advanced Education Department of
Labour and Advanced Education Nova Scotia	233,831	199,084
Community College	235,138	228,816
Occupational Health and Safety Trust Fund	20	50
	468,989	427,950

Assistance to Universities	447,789	430,176

Schedules to the Consolidated Financial Statements

Schedule 2

Province of Nova Scotia

Expenses (continued)

For the fiscal year ended March 31, 2020

($ thousands)

	2020	2019
		(as restated)
Lands and Forestry
Department of Lands and Forestry	79,661	125,425
Crown Land Silviculture Fund	1,684	2,347
Habitat Conservation Fund	187	174
Off-Highway Vehicle Infrastructure Fund	1,652	1,549
Species at Risk Conservation Fund	289	99
	83,473	129,594
Municipal Affairs and Housing
Department of Municipal Affairs and Housing	266,992	211,545
Housing Nova Scotia	173,530	182,513
Nova Scotia E911 Cost Recovery Fund	5,296	5,418
Nova Scotia Municipal Finance Corporation	701	750
	446,519	400,226
Public Service
Public Service	128,751	123,866
Mi’kmaw Youth Fund	22	31
Nova Scotia Utility and Review Board	9,357	8,914
	138,130	132,811

Seniors
Department of Seniors	2,716	2,591

Service Nova Scotia and Internal Services
Department of Service Nova Scotia and Internal Services	295,110	281,615

Transportation and Infrastructure Renewal
Department of Transportation and Infrastructure Renewal	581,585	545,458
Harbourside Commercial Park Inc.	611	1,338
Nova Scotia Lands Inc.	9,209	4,193
Sydney Steel Corporation	3	62
	591,408	551,051

Restructuring Costs	170,662	122,531

Pension Valuation Adjustment	50,439	54,143

Refundable Tax Credits	64,391	124,529

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 2

Province of Nova Scotia

Expenses (continued)

For the fiscal year ended March 31, 2020

($ thousands)

	2020	2019
		(as restated)
Debt Servicing Costs
General Revenue Fund	800,307	834,396
Annapolis Valley Regional Centre for Education	381	410
Cape Breton-Victoria Regional Centre for Education	388	420
Chignecto-Central Regional Centre for Education	602	650
Conseil scolaire acadien provincial	195	192
Develop Nova Scotia	67	29
Halifax Regional Centre for Education	1,531	1,621
Housing Nova Scotia	10,653	11,403
Izaak Walton Killam Health Centre	856	1,201
Nova Scotia Community College	2,893	2,600
Nova Scotia Health Authority	8,161	10,885
Nova Scotia Innovation Corporation	52	54
Nova Scotia Legal Aid Commission	334	304
Nova Scotia Municipal Finance Corporation	140	142
Nova Scotia Strategic Opportunities Fund Incorporated	86	553
Nova Scotia Utility and Review Board	23	17
Resource Recovery Fund Board Inc.	13	14
Sherbrooke Restoration Commission	10	11
South Shore Regional Centre for Education	164	(61)
Strait Regional Centre for Education	257	283
Tourism Nova Scotia	39	60
Tri-County Regional Centre for Education	171	100
	827,323	865,284

Total Expenses	12,341,849	11,751,871

Schedules to the Consolidated Financial Statements

Schedule 3

Province of Nova Scotia

Loans and Investments

As at March 31, 2020

($ thousands)

	Loans and Investments	Provisions	Net 2020	Net 2019
Loans Receivable
Agriculture and Rural Credit Act	176,094	16,449	159,645	164,330
Fisheries Development Act	196,106	2,595	193,511	154,753
Halifax-Dartmouth Bridge Commission	156,000	—	156,000	160,000
Harbourside Commercial Park Inc.	1,121	—	1,121	1,014
Housing Nova Scotia	514,093	4,864	509,229	526,271
Labour and Advanced Education –
Student Loans Direct Lending	234,876	95,561	139,315	134,223
Nova Scotia Business Inc.	22,299	11,070	11,229	17,587
Nova Scotia Innovation Corporation	3,103	840	2,263	1,832
Nova Scotia Jobs Fund	409,288	104,480	304,808	319,375
Nova Scotia Municipal Finance Corporation	770,183	—	770,183	778,776
Other	1,711	1,586	125	147
Total Loans Receivable	2,484,874	237,445	2,247,429	2,258,308

Investments
Art Gallery of Nova Scotia	4,019	—	4,019	3,911
Gambling Awareness Foundation of Nova Scotia	4,184	—	4,184	4,093
Nova Scotia Business Inc.	19,362	19,012	350	350
Nova Scotia Community College	38,710	—	38,710	16,422
Nova Scotia Health Authority	49,326	—	49,326	48,404
Nova Scotia Innovation Corporation	46,763	—	46,763	44,771
Nova Scotia Jobs Fund	3,271	1,321	1,950	1,951
Nova Scotia School Insurance Program	8,319	—	8,319	7,958
Perennia Food & Agriculture Incorporated	6,338	—	6,338	4,484
Public Archives of Nova Scotia	2,219	—	2,219	2,217
Resource Recovery Fund Board Inc.	4,009	—	4,009	—
Total Investments	186,520	20,333	166,187	134,561

The provisions listed above include $7.5 million (2019 – $7.5 million) for possible guarantee payouts from the Nova Scotia Jobs Fund Act. Other provisions include $7.5 million (2019 – $7.6 million) for the Debt Reduction Assistance Program related to the student loans portfolio of the Department of Labour and Advanced Education, of which $0.1 million (2019 – $0.1 million) relates to the student loans guaranteed by the Province.

Maturity dates for loans range from calendar year 2020 to 2049, with some loans having no set maturity date. Interest rates for loans range from 0.0 to 10.0 per cent, with some loans having variable interest rates. Investments have no set maturity dates or interest rates.

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 4

Province of Nova Scotia

Unmatured Debt

As at March 31, 2020

($ thousands)

			2020	2019
	Gross Unmatured Debt	Sinking Funds and Defeasance Assets	Net Unmatured Debt	Net Unmatured Debt

General Revenue Fund	15,581,034	2,024,099	13,556,935	13,387,323
Develop Nova Scotia	500	—	500	285
Housing Nova Scotia	119,001	—	119,001	125,749
Nova Scotia Municipal Finance Corporation	6,727	—	6,727	7,521
Nova Scotia Power Finance Corporation	626,570	626,570	—	—
Total Unmatured Debt	16,333,832	2,650,669	13,683,163	13,520,878

Gross Unmatured Debt

All debt is presented in Canadian dollar equivalents after giving effect to currency swap contracts itemized in Note 12.

Gross Unmatured Debt consists of the outstanding current and long-term debt of the Province’s General Revenue Fund and governmental units. Current and long-term debt of the government business enterprises is reflected as part of Investment in Government Business Enterprises and further detailed in Schedule 6.

Sinking Fund Assets

As at March 31, 2020, the General Revenue Fund held Sinking Funds and Public Debt Management Funds of $2,024.1 million (2019 – $2,768.0 million). These funds were comprised of $1,094.0 million in Sinking Funds and $930.1 million in Public Debt Management Funds. The total market value of both funds was $2,149.9 million at year-end. During the year, sinking fund contributions were $17.9 million, total earnings were $93.7 million, and redemptions were $855.4 million.

Sinking fund assets are recorded at cost, which include premiums and discounts associated with the purchase of these investments. These premiums and discounts are amortized on a straight-line basis over the term of the related investment. The net unamortized portion of the premiums and discounts relating to sinking fund assets as at March 31, 2020 was $2.3 million (2019 – $7.3 million) and is included as part of the value of the sinking funds.

Sinking fund assets consist primarily of debentures of the provincial governments and Government of Canada with fixed interest rates ranging from 1.5 to 9.6 per cent. Sinking fund payments normally commence on the first anniversary date of the issue of the debenture and are designed to retire the debt over the relevant period to maturity. At March 31, 2020, the Province held a carrying value of $280.7 million (2019 – $464.5 million) of its own debentures in Sinking Funds as active investments.

As per the Nova Scotia Power Corporation Privatization Agreement, Nova Scotia Power Finance Corporation provides for defeasance of its debt. The portfolio of defeasance assets consists of Nova Scotia Power Corporation, other provincial governments and utilities, and Federal US bonds, coupons, and residuals. This debt is reported net of defeasance assets.

Schedules to the Consolidated Financial Statements

Schedule

Province of Nova Scotia

Unmatured Debt (continued)

As at March 31, 2020

($ thousands)

Debt Repayments

Projected net principal repayments, capital lease payments, and sinking fund requirements for the next five years and thereafter are as follows:

	Net Principal Repayments	Capital Lease Payments	Sinking Fund Payments	Total Payments
2021	1,059,130	25,182	17,899	1,102,211
2022	1,201,597	7,582	10,017	1,219,196
2023	1,032,803	5,411	—	1,038,214
2024	342,698	5,833	—	348,531
2025	865,713	5,986	—	871,699
2026 and thereafter	8,998,787	104,525	—	9,103,312
	13,500,728	154,519	27,916	13,683,163

Net principal repayments are comprised of the principal amounts due on loans and debentures less available designated sinking funds to retire the debentures.

In addition, the Province has approximately $930.1 million (2019 – $910.4 million) in unrestricted sinking funds held in the Public Debt Management Fund. While these funds are not restricted by debt covenants, they are bound by legislation under the Finance Act to be used to pay or retire debentures, securities, or other debt instruments of the Province. The use of these funds is evaluated each year based on a detailed analysis of cash requirements and market conditions. These unrestricted sinking funds consist of cash and cash equivalents, primarily of Canadian financial institution bankers’ acceptances, provincial commercial paper, and longer term investments of fixed and/or floating federal, federal agency, and provincial term credits.

The term to maturity of these unrestricted sinking funds are summarized as follows:

	2020	2019
Term to Maturity
Cash and Cash Equivalents	277,789	26,542
1 to 3 years	554,423	427,848
3 to 5 years	97,844	456,000
Public Debt Management Funds	930,056	910,390

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 5

Province of Nova Scotia

Gross Unmatured Debt

As at March 31, 2020

($ thousands)

	Foreign Exchange Rate	CDN $ Amount	Maturity Dates	Interest Rates

Debentures
General Revenue Fund (CDN$)		15,420,457	2020 to 2062	1.60% to 9.60%
General Revenue Fund (US$)	0.705	—	2021 to 2022	8.25% to 9.13%
Nova Scotia Municipal Finance Corporation		6,727	2020 to 2032	1.75% to 2.25%
Nova Scotia Power Finance
Corporation (CDN$)		200,000	2031	11.00%
Nova Scotia Power Finance Corporation (US$)	0.705	426,570	2021	9.40%
Total Debentures		16,053,754

Loans
General Revenue Fund – Other Debt		6,058	2021 to 2022	1.58% to 2.31%
Develop Nova Scotia		500	Demand loan	—
Housing Nova Scotia		119,001	2020 to 2045	0.80% to 6.55%
Total Loans		125,559

Capital Leases
General Revenue Fund		154,519	2020 to 2043	6.04% to 7.25%
Total Capital Leases		154,519

Gross Unmatured Debt		16,333,832

Call, Redemption and Other Features

General Revenue Fund

Canadian debentures include $978.3 million in Canada Pension Plan (CPP) debentures, which are redeemable in whole or in part before maturity, on six months’ notice, at the option of the Minister of Finance of Canada.

The interest rates shown for the Canadian and US debentures reflect the fixed interest rates only. There are debentures that have floating interest rates. Floating interest rates are adjusted on a quarterly basis.

The US debentures have been swapped to Canadian dollars.

Housing Nova Scotia

Mortgages and notes payable are secured by investments in social housing.

Schedules to the Consolidated Financial Statements

Schedule 6

Province of Nova Scotia

Government Business Enterprises

As at March 31, 2020

($ thousands)

					2020	2019
	Halifax-Highway 104
	Dartmouth Bridge Commission	Western Alignment Corporation	Nova Scotia Gaming Corporation	Nova Scotia Liquor Corporation	Total	Total

Cash	3,807	702	19,268	41,244	65,021	49,446
Accounts Receivable	904	1,080	84,114	4,445	90,543	85,578
Inventory	83	8	2,746	64,751	67,588	64,004
Investments	29,773	84,176	7,331	—	121,280	111,953
Tangible Capital Assets	273,702	24,707	69,495	89,673	457,577	409,769
Other Assets	359	566	5,773	10,558	17,256	11,448
Total Assets	308,628	111,239	188,727	210,671	819,265	732,198

Accounts Payable	9,795	2,453	133,012	56,997	202,257	207,389
Unmatured Debt	156,000	28,156	21,395	37,056	242,607	214,744
Other Liabilities	3,969	3,997	8,969	28,001	44,936	43,252
Total Liabilities	169,764	34,606	163,376	122,054	489,800	465,385

Equity	138,864	76,633	25,351	88,617	329,465	266,813

Total Liabilities and Equity	308,628	111,239	188,727	210,671	819,265	732,198

Total Revenue	33,020	25,389	314,775	730,782	1,103,966	1,052,846

Debt Servicing	4,601	3,074	824	1,944	10,443	10,237

Other Expenses	20,863	9,699	192,780	481,560	704,902	653,387
Total Expenses	25,464	12,773	193,604	483,504	715,345	663,624

Net Income	7,556	12,616	121,171	247,278	388,621	389,222

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 6

Province of Nova Scotia

Government Business Enterprises (continued)

As at March 31, 2020

Halifax-Dartmouth Bridge Commission

The Halifax-Dartmouth Bridge Commission (HDBC), operating as Halifax Harbour Bridges, was created in 1950 by a special statute of the Province of Nova Scotia (now the Halifax-Dartmouth Bridge Commission Act). The purpose of HDBC is to construct, maintain, and operate bridges and their necessary approaches across the Halifax Harbour, between the communities of Halifax and Dartmouth, and across the North West Arm.

HDBC currently operates and maintains two toll bridges across the Halifax Harbour: the Angus L. Macdonald Bridge and A. Murray MacKay Bridge. In accordance with the Halifax-Dartmouth Bridge Commission Act, the Nova Scotia Utility and Review Board, a provincially controlled public sector entity, regulates toll rates charged for the use of the two bridges operated by HDBC.

Long-Term Loan Agreements with the Province

2007 Loan Agreement — On July 25, 2007, HDBC entered into a long-term unsecured loan agreement with the Province for $60.0 million. This loan matured December 4, 2019 and was paid in full by HDBC at that date. For the year ending March 31, 2020, interest expense on the loan was $0.3 million (2019 – $0.6 million), of which $nil (2019 – $0.2 million) was payable at year-end.

2015 Loan Agreement — On February 6, 2015, HDBC entered into a long-term unsecured loan agreement with the Province for $160.0 million in relation to the capital project to replace the suspended span of the Angus L. Macdonald Bridge (the Big Lift project). This loan is to be repaid over twenty years starting June 1, 2019 with annual principal repayments of between $4.0 million and $10.0 million. As at March 31, 2020, HDBC had a balance of $156.0 million (2019 – $160.0 million) repayable on the loan, of which $5.0 million is due within a year.

Interest is paid semi-annually on June 1st and December 1st of each year. The average interest rate over the life of the loan is 2.8 per cent. For the year ending March 31, 2020, interest on the loan was $4.3 million (2019 – $4.3 million), of which $1.4 million (2019 – $1.4 million) was payable at year-end.

Restricted Reserve Funds

The 2015 Loan Agreement requires that HDBC maintain three reserve funds: Operating, Maintenance & Administrative (OM) Fund, Debt Service Fund, and Capital Fund. At year-end, restricted assets for these funds totaled $15.4 million (2019 – $21.6 million). These restricted assets were invested in GICs and term deposits with rates between 1.2 and 2.3 per cent. Interest income on restricted assets for the year totaled $0.5 million (2019 – $0.5 million).

Big Lift Fund

The Big Lift Fund consists of proceeds from the 2015 loan not yet expended on the Macdonald Bridge suspended span replacement project. Under the terms of the loan agreement, these amounts have been invested in term promissory notes issued by the Province of Nova Scotia maturing April 30, 2020 at a rate of 0.78 per cent per annum. Subsequent to year-end, at note maturity, $7.2 million was reinvested to June 30, 2020 at a rate of 0.28 per cent per annum with the balance of $7.2 million applied to payments in respect of capital improvements to the Macdonald Bridge.

Schedules to the Consolidated Financial Statements

Schedule 6

Province of Nova Scotia

Government Business Enterprises (continued)

As at March 31, 2020

Halifax-Dartmouth Bridge Commission (continued)

Line of Credit Agreement with the Province

A $60.0 million revolving, unsecured line of credit with the Province issued June 30, 2008, matured on December 5, 2019. Subsequent to year-end, on April 6, 2020, HDBC entered into a new agreement with the Province for a $60.0 million revolving, unsecured line of credit that matures on March 31, 2025. Interest is charged on outstanding balances at a rate equal to the arithmetical average of the discount rates on Canadian Dealer Offered Rate (CDOR) banker’s acceptances applicable on the date of the requested advance payable at maturity.

At March 31, 2020, HDBC had no advances outstanding against the line of credit (2019 – $nil) and no draws or accrued interest for the year (2019 – $nil).

Highway 104 Western Alignment Corporation

The Highway 104 Western Alignment Corporation (H104) was established for the purpose of financing, designing, constructing, operating, and maintaining a 45 km stretch of highway (referred to as the Cobequid Pass) between Masstown and Thomson Station in the counties of Colchester and Cumberland, Nova Scotia. The Highway 104 Western Alignment Corporation Act, which authorizes the collection of tolls, states that toll collection will cease upon complete payment of all costs and liabilities relating to H104. This includes financing, design, construction, operation and maintenance, and any repair, improvement, alteration, or extension. The forecasted repayment date of all costs and liabilities relating to H104 is in 2026.

Related Party Transactions

H104 had a receivable from the Province in the amount of $0.7 million (2019 – $0.8 million) at year-end. Government grants cover certain expenses incurred and costs of assets. They are recognized initially as deferred revenue at fair value when there is reasonable assurance that they will be received and H104 will comply with the conditions associated with them. Grants to cover expenses incurred are recognized in profit or loss on a systematic basis in the same periods in which the expenses are recognized. Grants to cover the cost of an asset are deferred and amortized to operations over the expected project life or useful life of the asset using the straight-line method.

Transactions with various Crown corporations, ministries, agencies, boards, and commissions related to H104 by virtue of common control by the Province are included in the financial statements of H104 and are routine operating transactions carried out as part of H104’s normal day-to-day operations. These transactions are individually insignificant, and collectively, include maintenance services of $1.3 million (2019 – $1.3 million), enforcement costs of $60.0 thousand (2019 – $60.0 thousand), purchases of inventory of $8.1 thousand (2019 – $30.2 thousand), and property, plant and equipment of $46.6 thousand (2019 – $7.4 thousand).

Omnibus Agreement

The Omnibus Agreement, dated April 1, 1996, is an agreement between H104, the Contractor, the Operator, and the Province to design, finance, construct, operate, and maintain the Highway 104 Western Alignment. Under this agreement, the Province retains ownership of the highway. However, H104 is granted the right to operate the highway and collect tolls for a 30-year period, after which time the right will revert to the Province. Overall, the Province has contributed $27.5 million to this project.

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 6

Province of Nova Scotia

Government Business Enterprises (continued)

As at March 31, 2020

Highway 104 Western Alignment Corporation (continued)

Restricted reserve accounts for capital, major maintenance, and debt service have been established in accordance with the Omnibus Agreement. At March 31, 2020, restricted assets totaled $84.2 million (2019 – $72.6 million) and were comprised of investments recorded at fair value and included accrued interest of $0.4 million (2019 – $0.8 million), a weighted-average term of 4.3 (2019 – 5.8) months to maturity, and a weighted-average interest rate of 1.5 per cent (2019 – 2.3 per cent).

Annual Roadway Maintenance Agreement

The annual roadway maintenance agreement is a 30-year agreement between H104 and the Department of Transportation and Infrastructure Renewal for the provision of annual roadway maintenance services and is renewed annually. The annual fee was $1.3 million for the current fiscal year (2019 – $1.3 million). During the year, H104 also incurred management fees of $42.8 thousand (2019 – $0.8 thousand) to the Province.

Long-Term Debt

Long-term debt is comprised of senior toll revenue bonds bearing interest of 10.13 per cent per year, compounded semi-annually, and maturing March 31, 2026. The bonds are payable in equal installments of interest and principal. At year-end, H104 had $24.6 million (2019 – $28.2 million) of long-term debt and $3.6 million (2019 – $3.3 million) of debt maturing within one year. Interest expense on the long-term debt was $3.1 million (2019 – $3.4 million) for the year.

Minimum principal repayments for the next five years are as follows:

2021 – $3.6 million	2024 – $4.9 million
2022 – $4.0 million	2025 – $5.4 million
2023 – $4.4 million

Long-term debt is secured by a first charge and security interest over all the present and future property and assets, including but not limited to, cash and securities held in trust, rights under all material contracts, and all accounts receivable and interest.

Nova Scotia Gaming Corporation

The Nova Scotia Gaming Corporation (NSGC) was incorporated on February 15, 1995 by Chapter 4 of the Acts of 1994-95, the Gaming Control Act. The Gaming Control Act was amended November 13, 2012, whereby the name of NSGC was changed to Nova Scotia Provincial Lotteries and Casino Corporation (NSPLCC). Effective April 18, 2018, the name of the Corporation was changed back to the Nova Scotia Gaming Corporation. The principal activities of NSGC are to develop, undertake, organize, conduct, and manage casinos and other lottery business on behalf of the Province of Nova Scotia. Revenues of NSGC are derived from two casinos, located in Halifax and Sydney, as well as ticket and video lottery sales.

Payable to the Province

NSGC had a payable to the Province in the amount of $116.0 million (2019 – $112.8 million) at year- end. In addition to the net income of $121.2 million (2019 – $129.7 million), NSGC is required to pay to the Province 20.0 per cent of casino gaming revenue, otherwise known as win tax. This amounted to $15.3 million in the current year (2019 – $15.6 million).

Schedules to the Consolidated Financial Statements

Schedule 6

Province of Nova Scotia

Government Business Enterprises (continued)

As at March 31, 2020

Nova Scotia Gaming Corporation (continued)

Special Payments to Government Departments

NSGC is obligated to make direct payments annually to two provincial government departments: Department of Communities, Culture and Heritage (in support of the Cultural Federation of Nova Scotia and Sport Nova Scotia) and Department of Agriculture (in support of the Exhibition Association of Nova Scotia). In 2020, these payments totaled $0.2 million (2019 – $0.2 million).

As part of its 2005 and 2011 Gaming Strategies, the Province approved contributions of $3.0 million to the Department of Health and Wellness in 2020 (2019 – $3.0 million) to fund problem gambling treatment and $0.5 million (2019 – $0.5 million) to fund youth gambling prevention.

Contribution to Nova Scotia Harness Racing Fund

NSGC annually contributes to the Nova Scotia Harness Racing Fund, pursuant to the Nova Scotia Harness Racing Fund Regulations. These contributions go towards supporting the harness racing industry in Nova Scotia. In 2020, the contribution was $1.0 million (2019 – $1.0 million).

Due to Atlantic Gaming Equipment Limited

As at March 31, 2020, the amount due to Atlantic Gaming Equipment Limited was $19.4 million (2019 – $13.8 million), of which $5.5 million (2019 – $6.3 million) was classified as current. This liability represents a portion of Atlantic Lottery Corporation Inc.’s (ALC) debt used in the acquisition of property, plant and equipment operated on behalf of NSGC. The amount owing has no fixed terms of repayment, is non-interest bearing, and is due on demand if NSGC withdraws from the ALC Unanimous Shareholders Agreement.

Disputed HST Assessments

Included in accounts receivable at March 31, 2020 is $77.3 million (2019 – $69.3 million) that was paid to Canada Revenue Agency (CRA) for an assessment of HST in respect to the operation of certain video lottery terminals sited on First Nation reserves in the province of Nova Scotia. NSGC continues to remit amounts to CRA, on a without prejudice basis, solely to avoid the accumulation of interest and penalties. NSGC is contesting this matter with CRA and on November 14, 2016, through ALC, filed an appeal with the Tax Court. The outcome of the appeal is undeterminable at this time. The amount paid to CRA has been classified as a non-current asset in NSGC’s financial statements due to the uncertainty of when NSGC expects the dispute to be resolved.

Other Comprehensive Income

During the year, NSGC reported $3.9 million in other comprehensive income (OCI) related to its share of Atlantic Lottery Corporation’s OCI (2019 – -$1.3 million). As at March 31, 2020, accumulated OCI was $7.3 million (2019 – $3.4 million).

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 6

Province of Nova Scotia

Government Business Enterprises (continued)

As at March 31, 2020

Nova Scotia Liquor Corporation

The Nova Scotia Liquor Corporation (NSLC) was created June 1, 2001, by Chapter 4 of the Government Restructuring (2001) Act, via continuance of the Nova Scotia Liquor Commission as a body corporate. NSLC derives its mandate from the Liquor Control Act, Chapter 260 of the Revised Statutes of Nova Scotia, 1989 and the Nova Scotia Cannabis Control Act passed in the Nova Scotia Legislature on April 17, 2018. NSLC operates retail sales locations across the province and has the authority to wholesale, store, distribute, and sell cannabis, while complying with federal requirements and promoting responsible consumption. Upon passing of the Nova Scotia Cannabis Control Act, 3313086 Nova Scotia Limited was dissolved and, under the provisions of the Act, specific responsibilities and authorities related to cannabis distribution and retailing, were assigned to NSLC. In addition, all rights, title, and interest in any real or personal property of 3313086 Nova Scotia Limited vested in the NSL Candall its obligations and liabilities became those of NSLC.

Related Party Transactions

During the year, remittances to the Minister of Finance and Treasury Board totaled $209.8 million (2019 – $228.0 million), which are disclosed in NSLC’s statement of changes in equity. All other transactions with the Province are deemed to be collectively in significant to NSLC’s financial statements.

Equity

Upon conversion to International Financial Reporting Standards (IFRS) in 2012, NSLC reclassified its payable to the Minister of Finance and Treasury Board from a liability to equity. NSLC’s equity was $88.6 million (2019 – $50.4 million) at year-end. NSLC’s main objectives for managing capital are to ensure sufficient liquidity in support of its financial obligations to achieve its business plans and to continue as a self-sufficient entity in order to provide continuous remittances to the Province.

Other Comprehensive Income

During the year, NSLC reported $1.4 million in other comprehensive income (OCI) related to actuarial gains on defined benefit plans (2019 – $1.5 million). As at March 31, 2020, accumulated OCI was $3.6 million (2019 – $2.1 million).

Schedules to the Consolidated Financial Statements

Schedule 7

Province of Nova Scotia

Tangible Capital Assets

As at March 31, 2020

($ thousands)

						2020	2019
	Land	Buildings and Land Improve- ments	Machinery, Computers and Equipment	Vehicles and Ferries	Roads, Bridges and Highways	Total	Total

Costs
Opening Costs	1,068,996	5,768,551	1,428,791	219,903	3,721,032	12,207,273	11,668,010
Transfers	1,075	(2,069)	991	—	—	(3)	(3,895)
Additions	21,446	260,841	70,967	19,317	292,670	665,241	589,991
Disposals	(2,581)	(17,046)	(149,035)	(7,875)	—	(176,537)	(46,833)
Closing Costs	1,088,936	6,010,277	1,351,714	231,345	4,013,702	12,695,974	12,207,273

Accumulated
Amortization
Opening
Accumulated
Amortization	—	(2,803,055)	(1,089,106)	(145,154)	(2,027,300)	(6,064,615)	(5,669,237)
Transfers	—	(8)	11	—	—	3	1,764
Disposals	—	17,744	148,792	7,709	—	174,245	45,077
Amortization
Expense	—	(168,676)	(73,021)	(18,185)	(180,346)	(440,228)	(442,219)
Closing
Accumulated
Amortization	—	(2,953,995)	(1,013,324)	(155,630)	(2,207,646)	(6,330,595)	(6,064,615)

Net Book Value	1,088,936	3,056,282	338,390	75,715	1,806,056	6,365,379	6,142,658

Opening Balance	1,068,996	2,965,496	339,685	74,749	1,693,732	6,142,658	5,998,773

Closing Balance	1,088,936	3,056,282	338,390	75,715	1,806,056	6,365,379	6,142,658

Increase (Decrease) in Net Book Value	19,940	90,786	(1,295)	966	112,324	222,721	143,885

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule

Province of Nova Scotia

Tangible Capital Assets (continued)

As at March 31, 2020

Amortization is calculated on a declining balance basis for most assets of the General Revenue Fund. The amortization rates of the more common tangible capital assets are as follows:

Buildings and Land Improvements	5 – 30 per cent
Machinery, Computers and Equipment	20 – 50 per cent
Vehicles and Ferries	15 – 35 per cent
Roads, Bridges and Highways	5 – 15 per cent

Capital leases of the General Revenue Fund are amortized on a straight-line basis over the length of each lease, ranging from 3 to 25 years.

Amortization is generally calculated on a straight-line basis for assets of the governmental units. The estimated useful lives of the more common tangible capital assets are as follows:

Buildings (including Leasehold Improvements) and Land Improvements	2 – 60 years
Machinery, Computers and Equipment	1 – 60 years
Vehicles and Ferries	3 – 7 years

Capital leases of the governmental units are amortized on a straight-line basis over the length of each lease, ranging from 5 to 45 years.

Social Housing assets are included in Buildings and Land Improvements and relate to Housing Nova Scotia. These assets are amortized using the declining balance method. The net book value of these assets is $210.4 million (2019 – $238.7 million).

Included in the closing costs of the various classes as at March 31, 2020 are costs for assets under construction, which have not yet been amortized. These costs relate to Buildings and Land Improvements of $314.5 million; Machinery, Computers and Equipment of $51.6 million; Vehicles and Ferries of $7.0 million; and Roads, Bridges and Highways of $143.1 million.

Capital leases are included in the various classes as at March 31, 2020 as follows: Buildings and Land Improvements – cost of $550.2 million, accumulated amortization of $372.1 million; Machinery, Computers and Equipment – cost of $12.6 million, accumulated amortization of $12.5 million; and Vehicles and Ferries – cost of $22.8 million, accumulated amortization of $11.7 million.

Schedules to the Consolidated Financial Statements

Schedule 8

Province of Nova Scotia

Direct Guarantees

As at March 31, 2020

($ thousands)

			2020	2019
	Foreign Exchange Rate	Authorized	Utilized	Utilized
Bank Loans
Department of Business – Forestry Contractor Relief Program		5,000	882	—
Department of Labour and Advanced Education – Student Loan Program		272	272	498 *
Department of Transportation and Infrastructure Renewal (US$)	0.705	7,093	—	—
Nova Scotia Jobs Fund Act		53,396	47,934	48,085 *
Total Bank Loan Guarantees		65,761	49,088	48,583

Federal Loans
Nova Scotia Strategic Opportunities Fund Incorporated		2,027	2,027	19,648
Total Federal Loan Guarantees		2,027	2,027	19,648

Mortgages
Housing Nova Scotia Act		5,700	5,700	6,000
Housing Nova Scotia Act – Canada Mortgage and Housing Corporation Indemnities		13,800	13,800	19,900
Total Mortgage Guarantees		19,500	19,500	25,900

Total Direct Guarantees		87,288	70,615	94,131

Less: Provision for Guarantee Payout
Department of Business – Forestry Contractor Relief Program			(221)	—
Housing Nova Scotia Act			(3,936)	(4,200)
Nova Scotia Jobs Fund Act			(7,460)	(7,460)
Nova Scotia Strategic Opportunities Fund Incorporated			(2,027)	(19,648)
			(13,644)	(31,308)
Less: Provision for Student Debt Reduction Program
Department of Labour and Advanced Education – Student Loan Program			(100)	(131)

Net Direct Guarantees			56,871	62,692
(Not provided for in these Consolidated Financial Statements)

* - Amount was updated from the prior year based on the most current information

119

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule

Province of Nova Scotia

Segment Reporting

For the fiscal year ended March 31, 2020

Segment reporting is designed to assist users in identifying the resources allocated to support the major activities of government and to better understand the performance of segments.

The following schedules provide segment information for the 2020 and 2019 fiscal years. Segment results represent the activities of that segment and include any inter-segment transactions. Inter-segment eliminations are shown in a separate column and show the reconciliation to total consolidated amounts. The Province has determined that the following segments represent the major activities of government.

Health

The provision of such services and institutions to the public that will lead to a higher state of personal health.

Education

The provision of all aspects and phases of training to equip people with necessary skills to pursue productive lives. This includes: Primary to Grade 12, post-secondary and advanced education, as well as labour support.

Infrastructure & Public Works

The provision of the means to facilitate the effective and efficient movement of persons and property. This includes the net results of the Halifax-Dartmouth Bridge Commission and the Highway 104 Western Alignment Corporation.

Social Services

The provision of services and assistance to economically and/or socially disadvantaged persons requiring aid.

Natural Resources & Economic Development

The provision for the maintenance and upkeep, efficient extraction, processing, and utilization of the natural attributes of the province with the aim of creating employment and contributing to the material well-being of residents.

Other Government

Revenues and expenses that relate to activities that are not identified as a separate segment or cannot be directly allocated on a reasonable basis to individual segments because they support a wide range of service delivery activities. This includes certain items from the General Revenue Fund such as general tax revenues, sinking fund earnings, debt servicing costs, and the pension valuation adjustment.

Schedules to the Consolidated Financial Statements

Schedule 9

Province of Nova Scota

Segment Reporting (continued)

For the fiscal year ended March 31, 2020

($ thousands)

					Infrastructure &
	Health		Education		Public Works		Social Services

	2020	2019	2020	2019	2020	2019	2020	2019
Revenue
Provincial Sources
Tax Revenue	183,035	205,766	—	—	266,539	263,433	—	—
Other Provincial Revenue	526,402	517,515	471,516	463,005	17,760	15,648	110,914	115,866
Net Income from GBEs	—	—	—	—	20,172	22,187	—	—
Investment Income	1,626	1,782	13,008	12,568	—	—	23,332	23,962
Federal Sources	1,126,084	1,061,614	315,447	313,136	36,128	38,027	270,453	295,764
Total Revenue	1,837,147	1,786,677	799,971	788,709	340,599	339,295	404,699	435,592

Expenses
Grants and Subsidies	1,975,167	1,998,510	724,568	785,467	67,176	38,052	905,781	825,028
Salaries and Employee Benefits	1,897,525	1,792,391	1,563,036	1,422,822	140,349	122,461	142,742	167,398
Operating Goods and Services	1,057,824	890,556	352,942	325,372	109,002	159,532	135,697	141,607
Professional Services	52,127	47,233	25,586	23,846	68,830	28,824	7,280	5,622
Amortization	84,194	87,378	88,155	87,706	209,674	202,154	22,302	23,175
Debt Servicing Costs	9,494	12,666	6,582	6,216	—	—	32,810	34,228
Other	1	538	—	—	—	—	—	—
Total Expenses	5,076,332	4,829,272	2,760,869	2,651,429	595,031	551,023	1,246,612	1,197,058

Segment Result	(3,239,185)	(3,042,595)	(1,960,898)	(1,862,720)	(254,432)	(211,728)	(841,913)	(761,466)

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 9

Province of Nova Scota

Segment Reporting (continued)

For the fiscal year ended March 31, 2020

($ thousands)

	Natural Resources & Economic Development		Other Government		Inter-Segment Eliminations		Total

	2020	2019	2020	2019	2020	2019	2020	2019
				(as restated)				(as restated)
Revenue
Provincial Sources
Tax Revenue	446	408	5,713,175	5,280,999	—	—	6,163,195	5,750,606
Other Provincial Revenue	139,780	213,301	433,217	512,224	(87,182)	(103,208)	1,612,407	1,734,351
Net Income from GBEs	—	—	368,449	367,035	—	—	388,621	389,222
Investment Income	2,466	4,556	192,212	206,549	(24,162)	(25,767)	208,482	223,650
Federal Sources	42,763	37,493	2,180,556	2,030,883	—	—	3,971,431	3,776,917
Total Revenue	185,455	255,758	8,887,609	8,397,690	(111,344)	(128,975)	12,344,136	11,874,746

Expenses
Grants and Subsidies	177,264	150,893	542,109	429,290	(45,235)	(41,805)	4,346,830	4,185,435
Salaries and Employee
Benefits	140,088	130,529	502,320	469,079	(4,655)	(19,772)	4,381,405	4,084,908
Operating Goods and
Services	178,440	215,131	167,497	163,312	(14,706)	(20,734)	1,986,696	1,874,776
Professional Services	14,073	14,359	190,665	180,528	(2,042)	(2,116)	356,519	298,296
Amortization	16,730	16,981	19,173	24,825	—	—	440,228	442,219
Debt Servicing Costs	256	933	817,860	855,489	(39,679)	(44,248)	827,323	865,284
Other	7,874	713	—	2	(5,027)	(300)	2,848	953
Total Expenses	534,725	529,539	2,239,624	2,122,525	(111,344)	(128,975)	12,341,849	11,751,871

Segment Result	(349,270)	(273,781)	6,647,985	6,275,165	—	—	2,287	122,875

Schedules to the Consolidated Financial Statements

Schedule 10

Province of Nova Scotia

Government Reporting Entity

As at March 31, 2020

The General Revenue Fund is comprised of the Province’s departments, public service units, special operating agencies, and the net income from government business enterprises, which are consolidated with the special purpose funds, governmental units, and a proportionate share of the government partnership arrangements to form the Province’s government reporting entity.

Departments and Public Service Units	Special Operating Agencies
(Consolidation Method)	(Consolidation Method)

Agriculture	Nova Scotia Apprenticeship Agency
Business	Nova Scotia Home for Colored Children
Invest Nova Scotia Fund	Restorative Inquiry
Nova Scotia Jobs Fund	Sydney Tar Ponds Agency (inactive)
Communities, Culture and Heritage
Community Services	Special Purpose Funds
Education and Early Childhood Development	(Consolidation Method)
Energy and Mines
Environment	Acadia Coal Company Limited Fund
Finance and Treasury Board	CorFor Capital Repairs and Replacements Fund
Muggah Creek Remediation Fund	Crown Land Mine Remediation Fund
Public Debt Management Fund	Crown Land Silviculture Fund
SYSCO Decommissioning Fund	Democracy 250 (inactive)
Fisheries and Aquaculture	Gàidheil Air Adhart (Gaels Forward Fund)
Health and Wellness	Gaming Addiction Treatment Trust Fund
Justice	Habitat Conservation Fund
Labour and Advanced Education	Mi’kmaw Youth Fund
Lands and Forestry	Nova Scotia Coordinate Referencing System Trust Fund
Municipal Affairs and Housing	Nova Scotia E911 Cost Recovery Fund
Public Service	Nova Scotia Environmental Trust
Aboriginal Affairs	Nova Scotia Government Acadian Bursary Program Fund
Communications Nova Scotia	Nova Scotia Harness Racing Fund
Elections Nova Scotia	Nova Scotia Market Development Initiative Fund
Executive Council	Nova Scotia Nominee Program Fund
Freedom of Information and Protection	Nova Scotia Sportfish Habitat Fund
of Privacy Review Office [1]	Occupational Health and Safety Trust Fund
Human Rights Commission	Off-Highway Vehicle Infrastructure Fund
Intergovernmental Affairs	P3 Schools Capital and Technology Refresh Fund [2]
Legislative Services	Pengrowth Nova Scotia Energy Scholarship Fund
Nova Scotia Police Complaints Commissioner	Scotia Learning Technology Refresh Fund
Nova Scotia Securities Commission	Select Nova Scotia Fund
Office of Immigration	Species at Risk Conservation Fund
Office of Regulatory Affairs and	Sustainable Forestry Fund
Service Effectiveness	Vive l’Acadie Community Fund
Office of Strategy Management
Office of the Auditor General	Governmental Units
Office of the Ombudsman	(Consolidation Method)
Public Prosecution Service
Public Service Commission	Annapolis Valley Regional Centre for Education
Seniors	Art Gallery of Nova Scotia
Service Nova Scotia and Internal Services	Arts Nova Scotia
Transportation and Infrastructure Renewal	Cape Breton-Victoria Regional Centre for Education

1 – Name changed November 2019

2 – Includes all refresh funds related to P3 schools

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 10

Province of Nova Scotia

Government Reporting Entity (continued)

As at March 31, 2020

Governmental Units (continued)
(Consolidation Method)

Check Inns Limited (inactive)	Nova Scotia Strategic Opportunities Fund Incorporated
Chignecto-Central Regional Centre for Education	Nova Scotia Utility and Review Board
Conseil scolaire acadien provincial	Perennia Food & Agriculture Incorporated
CreativeNova Scotia Leadership Council	Public Archives of Nova Scotia
Develop Nova Scotia	Resource Recovery Fund Board Inc.
3104102 Nova Scotia Limited	Schooner Bluenose Foundation
Gambling Awareness Foundation of Nova Scotia	Sherbrooke Restoration Commission
Halifax Regional Centre for Education	South Shore Regional Centre for Education
Harbourside Commercial Park Inc.	Strait Regional Centre for Education
Sydney Utilities Limited	Sydney Environmental Resources Limited (inactive)
Housing Nova Scotia	Sydney Steel Corporation
Cape Breton Island Housing Authority	Tourism Nova Scotia
Cobequid Housing Authority	Tri-County Regional Centre for Education
Eastern Mainland Housing Authority	Upper Clements Family Theme Park Limited (inactive)
Metropolitan Regional Housing Authority	3052155 Nova Scotia Limited (inactive)
Western Regional Housing Authority
Invest NovaScotia Board	Government Business Enterprises
Izaak Walton Killam Health Centre	(Modified Equity Method)
Nova Scotia Arts Council (inactive)
Nova Scotia Boxing Authority	Halifax-Dartmouth Bridge Commission
Nova Scotia Business Inc.	Highway 104 Western Alignment Corporation
Nova Scotia Independent Production Fund	Nova Scotia Gaming Corporation
Nova Scotia Community College	Atlantic Lottery Corporation (25% ownership)
Nova Scotia Community College Foundation	Interprovincial Lottery Corporation (10% ownership)
Nova Scotia Crop and Livestock Insurance	Nova Scotia Gaming Equipment Limited
Commission	Nova Scotia Liquor Corporation
Nova Scotia Education Common Services Bureau [1]
Nova Scotia Farm Loan Board	Government Partnership Arrangements
Nova Scotia Fisheries and Aquaculture Loan Board	(Modified Equity Method) 3
Nova Scotia Health Authority
Provincial Drug Distribution Program	Atlantic Provinces Special Education Authority
Nova Scotia Innovation Corporation	(approximately 56% share)
1402998 Nova Scotia Limited	Canada-Nova Scotia Offshore Petroleum Board (50% share)
3087532 Nova Scotia Limited
Nova ScotiaLands Inc.	Canadian Sports Centre Atlantic
Nova Scotia Legal Aid Commission	(approximately 14% share)
Nova Scotia Municipal Finance Corporation	Council of Atlantic Premiers
NovaScotia Power Finance Corporation	(approximately 46% share)
Nova Scotia Primary Forest Products Marketing Board	Halifax Convention Centre Corporation (50% share)
Nova Scotia School Insurance Exchange [2]
Nova Scotia School Insurance Program Association [2]

1 – Formerly Nova Scotia School Boards Association

2 – Entity is a partnership controlled by the 7 Regional Centres for Education, Conseil scolaire acadien provincial, and the Nova Scotia Community College

3 – GPAs do not meet the threshold of materiality and cost-benefit to use the proportionate consolidation method